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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SUNESIS PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUNESIS PHARMACEUTICALS, INC.
341 Oyster Point Boulevard
South San Francisco, CA 94080

April 29, 2008

Dear Stockholder:

        We cordially invite you to attend the 2008 annual stockholders' meeting of Sunesis Pharmaceuticals, Inc. The meeting will be held on Thursday, June 5, 2008 at 10:00 a.m., local time, at our headquarters located at 341 Oyster Point Boulevard, South San Francisco, California 94080.

        The notice of annual meeting and proxy statement accompanying this letter describe the business to be acted upon at the meeting. Our Annual Report on Form 10-K for 2007 is also enclosed. To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying proxy statement.

        Thank you for your support.

Sincerely,
Daniel N. Swisher, Jr. Chief Executive Officer and President

SUNESIS PHARMACEUTICALS, INC.
341 Oyster Point Boulevard
South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 5, 2008

To the Stockholders of Sunesis Pharmaceuticals, Inc.:

        The 2008 annual meeting of stockholders of Sunesis Pharmaceuticals, Inc. will be held on Thursday, June 5, 2008 at 10:00 a.m., local time, at our headquarters located at 341 Oyster Point Boulevard, South San Francisco, California, 94080 for the following purposes:

  1.
  to elect three directors nominated by our Board of Directors to serve until the 2011 annual meeting of stockholders;

  2.
  to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

  3.
  to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

        Please refer to the attached proxy statement, which forms a part of this Notice of Annual Meeting of Stockholders and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

        All stockholders of record at the close of business on April 9, 2008 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date may vote at the meeting or any continuation or adjournment thereof.

        You are requested to complete, sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States.

By Order of the Board of Directors,

South San Francisco, California April 29, 2008	Valerie L. Pierce Senior Vice President, General Counsel and Corporate Secretary

SUNESIS PHARMACEUTICALS, INC.
PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

June 5, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by the Board of Directors of Sunesis Pharmaceuticals, Inc., which we sometimes refer to as the Company or Sunesis, for our 2008 annual meeting of stockholders, or Annual Meeting, to be held on June 5, 2008, and any adjournment, continuation or postponement thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. Our principal executive offices are located at 341 Oyster Point Boulevard, South San Francisco, California 94080. A copy of our Annual Report on Form 10-K for the year ended December 31, 2007 and this proxy statement and the accompanying proxy card are first being distributed to stockholders on or about April 29, 2008.

Solicitation

        The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board of Directors will be borne by us. In addition to the solicitation of proxies by use of the mails, we may utilize the services of certain of our officers and employees (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage houses and other stockholders. Also, we have retained American Stock Transfer & Trust Company, or AST, to aid in the distribution and solicitation of proxies. AST will receive a customary fee of $1,000, as well as reimbursement for certain expenses, all of which will be paid for by us.

Voting Rights and Outstanding Shares

        Our common stock is the only type of security entitled to vote at the Annual Meeting. Each share of common stock entitles the holder of record thereof at the close of business on April 9, 2008 to notice of, and to vote on each of the matters to be voted upon, at the Annual Meeting. There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting. Cumulative voting is not available and each share of common stock is entitled to one vote.

        Unless otherwise instructed, shares represented by executed proxies in the form accompanying this proxy statement will be voted FOR the election of the nominees for director, nominated by our Board of Directors (Proposal No. 1), FOR the ratification of the selection of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm (Proposal No. 2), and, at the proxyholder's discretion, on such other matters, if any, that may come before the Annual Meeting.

Voting Quorum, Abstentions and Voting Requirements

        In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxy. A majority of the outstanding shares of our common stock, present or represented by proxy, constitutes a quorum. As of April 9, 2008, the record date for the Annual Meeting, we had 34,364,898 shares of common stock outstanding and entitled to vote. Thus, 17,182,450 shares of common stock must be represented by stockholders present at the meeting or by proxy to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee holding your shares in "street name") or if you vote in person at the Annual Meeting.

        Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count FOR and WITHHELD votes and, with respect to Proposal No. 2, AGAINST votes and abstentions. Abstentions will be counted towards the vote total with respect to Proposal No. 2 and will have the same effect as AGAINST votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will be counted for the purposes of establishing a quorum, but will not be counted for any purpose in determining whether a proposal has been approved. An automated system administered by AST will tabulate all votes cast at the Annual Meeting.

  •
  To be approved, Proposal No. 1, for the election of directors, the three nominees nominated by our Board of Directors receiving the most FOR votes (among votes properly cast in person or by proxy) will be elected. Only votes FOR or WITHHELD will affect the outcome. The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

  •
  To be approved, Proposal No. 2, ratification of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2008, must receive a FOR vote from the majority of shares present and entitled to vote either in person or by proxy. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. Broker non-votes will have no effect.

Voting in Person or by Mail

Shares Registered in the Name of Stockholder

        Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a stockholder of record, you are requested either to vote in person at the Annual Meeting or to complete, sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of the director nominees listed in Proposal No. 1 and FOR the ratification of the selection of Ernst & Young as our independent registered public accounting firm in Proposal No. 2. With respect to any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof and submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxyholder.

Shares Registered in the Name of a Bank, Broker or Other Nominee

        Most beneficial owners whose stock is held in the name of a bank, broker or other nominee receive instructions for granting proxies from their banks, brokers or other nominees, rather than our proxy card. If your shares are held in street name, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares. Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of the New York Stock Exchange, "non-routine" matters are generally those involving a contest or a matter that may substantially affect the rights or priviliges of stockholders, such as mergers or stockholder proposals.

For admission to the Annual Meeting, stockholders may be asked to present proof of identification and a statement from their bank, broker or other nominee, reflecting their beneficial ownership of the Company's common stock as of April 9, 2008, as well as a proxy from the record holder to the stockholder.

Revocability of Proxies

        You may revoke your proxy at any time before it is voted at the Annual Meeting by:

  •
  delivering written notice of revocation to our Corporate Secretary at Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080, or in person at the Annual Meeting;

  •
  submitting a later dated proxy; or

  •
  attending the Annual Meeting and voting in person.

        Your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy.

Results of the Annual Meeting

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING
PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

PROPOSAL NO. 1

ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS

        Our Board of Directors, or our Board, consists of ten members and is divided into three classes of directors serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their earlier death, resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our Board may fill existing vacancies on the Board by appointment.

        The term of office of the Class III directors will expire at the Annual Meeting. There are three directors eligible for nomination for the upcoming three-year term. Proxies cannot be voted for more than three persons. The three nominees for Class III director are Jonathan S. Leff, Matthew K. Fust and Daniel N. Swisher, Jr., all of whom currently serve as Class III directors and were previously appointed by our Board. If elected at the Annual Meeting, each of these nominees would serve until our 2011 annual meeting of stockholders and until his successor is elected and qualified, or, if sooner, until his death, resignation or removal. There are currently three Class I directors, whose terms expire at the annual meeting of stockholders in 2009, and four Class II directors, whose terms expire at the annual meeting of stockholders in 2010.

        Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the meeting. The three nominees receiving the highest number of FOR votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the nominees named below. Each nominee has indicated his willingness to serve if elected. Our management has no reason to believe that any nominee will be unable to serve. In the event that any of the nominees should be unavailable for election as a result of an unexpected occurrence, shares represented by executed proxies will be voted for the election of a substitute nominee proposed by management.

        The following table sets forth information as of March 31, 2008 with respect to our directors, including the three persons nominated for election by our Board at the Annual Meeting.

Name	Age	Director Since
James W. Young, Ph.D.	63	2000
Daniel N. Swisher, Jr.	45	2004
Anthony B. Evnin, Ph.D.	67	1998
Stephen P.A. Fodor, Ph.D.	54	2001
Matthew K. Fust	43	2005
Steven D. Goldby	67	2001
Jonathan S. Leff	39	1999
Homer L. Pearce, Ph.D.	55	2006
David C. Stump, M.D.	58	2006
James A. Wells, Ph.D.	57	1998

        The principal occupations and positions for at least the past five years of our directors, including the three persons nominated for election by our Board at the Annual Meeting, are as follows:

Class III Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2011

        Jonathan S. Leff has served as a Partner of Warburg, Pincus & Co., which is the Managing Partner of Warburg Pincus LLC, and as a Managing Director and Member of Warburg Pincus LLC since January 2000. Mr. Leff served as a Vice President of Warburg Pincus LLC from January 1999 to December 1999 and as an Associate from July 1996 to December 1998. Mr. Leff also serves on the

Board of Directors of the following biopharmaceutical companies: Allos Therapeutics, Inc., Altus Pharmaceuticals Inc., Inspire Pharmaceuticals, Inc., InterMune, Inc., Neurogen Corporation and ZymoGenetics, Inc. Mr. Leff holds a B.A. in Government from Harvard University and an M.B.A. from the Stanford Graduate School of Business.

        Matthew K. Fust has been Chief Financial Officer at Jazz Pharmaceuticals, Inc., a pharmaceutical company, since May 2003. From May 2002 to May 2003, Mr. Fust was Chief Financial Officer at Perlegen Sciences, Inc., a biotechnology company. From June 1996 to January 2002, Mr. Fust was with ALZA Corporation, a pharmaceutical company, first as Controller and then as Chief Financial Officer. Mr. Fust holds a B.A. in Accounting from the University of Minnesota and an M.B.A. from the Stanford Graduate School of Business.

        Daniel N. Swisher, Jr. has served as our Chief Executive Officer, or CEO, and a member of our Board of Directors since January 2004 and also as our President since August 2005. From December 2001 to December 2003, he served as our Chief Business Officer and Chief Financial Officer. From June 1992 to September 2001, Mr. Swisher served in various management roles, including Senior Vice President of Sales and Marketing, for ALZA Corporation. In 2007, Mr. Swisher joined the Board of Directors of the Okizu Foundation, an organization that provides support to families affected by childhood cancers. Mr. Swisher holds a B.A. in History from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Class I Directors Whose Terms Will Expire in 2009

        Stephen P.A. Fodor, Ph.D. is founder, Chairman, and Chief Executive Officer of Affymetrix, Inc., a biotechnology company, since the company's inception in 1993. He is also a co-founder of Perlegen Sciences, Inc., a biotechnology company, and has served as Chairman of Perlegen's Board of Directors since the company's inception in late 2000. Dr. Fodor previously held various positions at the Affymax Research Institute from 1989 to 1992, where he led the development of the GeneChip Technology. Dr. Fodor holds an M.S. in Biochemistry from Washington State University and an M.A. and a Ph.D. in Chemistry from Princeton University.

        David C. Stump, M.D. is Executive Vice President, Research and Development, at Human Genome Sciences, Inc., a pharmaceutical company, and has served at that company since November 1999. From December 2003 to May 2007, Dr. Stump served as Executive Vice President of Drug Development at Human Genome Sciences and, from November 1999 to December 2003, as its Senior Vice President, Drug Development. Prior to joining Human Genome Sciences, Dr. Stump held roles of increasing responsibility at Genentech, Inc., a biopharmaceutical company, from 1989 to 1999, most recently as Vice President, Clinical Research and Genentech Fellow. Prior to joining Genentech, Dr. Stump was an Associate Professor of Medicine and Biochemistry at the University of Vermont. Since September 2006, Dr. Stump has served as a consultant to Sunesis, reviewing, assessing and advising us on the development plans and strategies for our various product candidates. Dr. Stump holds an A.B. from Earlham College and an M.D. from Indiana University, and did his residency and fellowship training in internal medicine, hematology, oncology and biochemistry at the University of Iowa.

        James W. Young, Ph.D. has served as our Executive Chairman since December 2003. From May 2000 to November 2003, Dr. Young served as our Chief Executive Officer. In April 2006, he joined 5AM Ventures, a venture capital firm, as a Venture Partner. From September 1995 to March 2000, Dr. Young served as Vice President of Research, as Senior Vice President, Research and Development, and as Group Vice President at ALZA Corporation. From September 1992 to August 1995, Dr. Young served as Senior Vice President for Business Development and as President of the Pharmaceuticals Division of Affymax, N.V. From September 1987 to August 1992, he served as Senior Vice President for Business Development and as Senior Vice President and General Manager of the Pharmaceuticals

Division at Sepracor Inc., a pharmaceutical company. Dr. Young holds a B.S. in Chemistry from Fordham University and a Ph.D. in Organic Chemistry from Cornell University.

Class II Directors Whose Terms Will Expire in 2010

        Anthony B. Evnin, Ph.D. has been with Venrock, a venture capital firm, since 1974 and is currently a General Partner. He is a member of the Board of Directors of Icagen, Inc., Infinity Pharmaceuticals, Inc., Memory Pharmaceuticals Corp., Pharmos Corporation and Renovis, Inc., each a biopharmaceutical company. He holds an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology.

        Steven Goldby joined Venrock, a venture capital firm, as a Partner in October 2007. Mr. Goldby served as Chairperson of Symyx Technologies, Inc., a material sciences company, since 1998 and as its Chief Executive Officer from July 1998 to June 2007, when he became Executive Chairman, a position he continues to hold. From 1982 to 1997, Mr. Goldby served as Chief Executive Officer of MDL Information Systems, Inc., an informatics company. From 1968 to 1973, Mr. Goldby held various management positions at ALZA Corporation, including President of ALZA Pharmaceuticals. Mr. Goldby holds a B.S. in chemistry from the University of North Carolina and a J.D. from Georgetown University Law School.

        Homer L. Pearce, Ph.D. served in various capacities at Eli Lilly & Company between 1979 and March 2006, including Vice President, Cancer Research and Clinical Investigation from 1994 to 2002 and Distinguished Research Fellow, Cancer Research, Lilly Research Laboratories from 2002 to March 2006. Since August 2006, Dr. Pearce has served as a consultant to Sunesis, reviewing, assessing and advising us on the development plans and strategies for our various product candidates. He is a member of the American Association for Cancer Research, the American Chemical Society and the American Association for the Advancement of Science. Dr. Pearce holds a B.S. from Texas A&M University and a Ph.D. in Organic Chemistry from Harvard University.

        James A. Wells, Ph.D. is a co-founder of Sunesis. From April 1998 to August 2005, he served as our President and Chief Scientific Officer. Since August 2005, Dr. Wells has served as Chairman of our Scientific Advisory Board and as a consultant to Sunesis. At the University of California, San Francisco, Dr. Wells is the Chair of the Pharmaceutical Chemistry department, a member of the Cellular and Molecular Pharmacology department, and Director of the Small Molecule Discovery Center. He has published more than 100 peer-reviewed scientific papers and has been named inventor on more than 50 issued or filed patents. He has won a number of research awards including the Pfizer Award in Enzyme Chemistry given by the American Chemical Society in 1990, the DuVignead award given by the American Peptide Society in 1998, the Aviv Award given by the Protein Society in 1998 and the Hans Neurath Award given by the Protein Society in 2003. In 1999, he was elected as a Member to the U.S. National Academy of Sciences. Dr. Wells holds a B.A. in Biochemistry from the University of California, Berkeley and a Ph.D. in Biochemistry from Washington State University and was a Damon Runyon-Walter Winchell Post-doctoral Fellow in the Biochemistry Department at Stanford University.

        There are no family relationships among any of our executive officers, directors or persons nominated to become directors.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE DIRECTOR NOMINEES
NOMINATED IN THIS PROPOSAL NO. 1.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board, or the Audit Committee, has selected Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2008 and has further directed that management submit the selection of Ernst & Young for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited our financial statements since our inception in 1998. Representatives of Ernst & Young are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required by our bylaws or other governing documents. However, the Audit Committee is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Sunesis and our stockholders.

        Stockholders are requested in this Proposal No. 2 to ratify the selection of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2008. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify this Proposal No. 2. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as AGAINST votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL NO. 2.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

        The following is a summary of the aggregate fees billed to us by Ernst & Young for the years ended December 31, 2007 and 2006 for each of the following categories of professional services:

	Year Ended
Fee Category	December 31, 2007	December 31, 2006
	(in thousands)
Audit Fees(1)	$519,647	$545,608
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees(2)	1,500	—

Total Fees	$521,147	$545,608

(1)
Audit fees for 2007 and 2006 included the aggregate fees for professional services rendered for the audit of our financial statements, review of our interim financial statements, review of our registration statement on Forms S-3 and Form S-8, an opinion on management's assessment of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the issuance of comfort letters and consents.

(2)
Other fees in 2007 were a subscription for Ernst & Young's online research services tool.

        All of the fees described above were pre-approved by the Audit Committee.

Pre-approval Policies

        The Audit Committee has adopted a policy relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to pre-approval procedures established by the Audit Committee, including policies for delegating authority to a member of the Audit Committee. Any service that is approved pursuant to a delegation of authority to a member of the Audit Committee must be reported to the full Audit Committee at a subsequent meeting.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young as described above is compatible with maintaining their independence.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

        Our Board held eight meetings during 2007. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which he served.

Independence of the Members of the Board of Directors

        The laws and rules governing public companies and The NASDAQ Stock Market LLC, or NASDAQ, listing requirements oblige our Board to affirmatively determine the independence of its members. The Board consults with our corporate counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in NASDAQ listing requirements, as in effect from time to time.

        Consistent with these considerations, after a review of all relevant transactions or relationships between each director, or any of his family members, and Sunesis, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that Drs. Evnin, Fodor, Pearce and Stump and Messrs. Fust, Goldby and Leff, a majority of our Board, are independent directors within the meaning of the applicable NASDAQ listing requirements. In making its determination of independence, the Board considered our consulting relationships with Drs. Pearce, Stump and Wells, which are described under Director Compensation beginning on page 15 of this proxy statement. In 2007, Drs. Pearce, Stump and Wells each received consulting fees of $6,750, $6,000 and $7,813, respectively, pursuant to these arrangements, which is significantly below the $120,000 threshold contained in the NASDAQ listing requirements. The Board does not believe that these consulting arrangements interfere with Drs. Pearce, Stump or Wells' exercise of independent judgment in carrying out their responsibilities as directors. However, Dr. Wells is not considered independent due to the fact that, until August 2005, he served as our President and Chief Scientific Officer.

Executive Sessions

        The independent directors meet in executive session without management directors, non-independent directors or management present. These sessions take place prior to or following regularly scheduled Board meetings. The directors met in such sessions eight times during 2007.

Information Regarding Committees of the Board of Directors

        Our Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these three standing committees has a written charter approved by our Board that reflects the applicable standards and requirements adopted by the Securities and Exchange Commission, or the SEC, and NASDAQ. A copy of each charter can be found on our website, www.sunesis.com, under the section titled "Investors and Media" and under the subsection "Corporate Governance." Information contained in, or accessible through, our website is not a part of this proxy statement. The following table provides membership and meeting information for 2007 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Anthony B. Evnin, Ph.D.	X	X*
Stephen P.A. Fodor, Ph.D.			X*
Matthew K. Fust	X*		X
Steven D. Goldby	X	X
Jonathan S. Leff		X
Homer L. Pearce, Ph.D.			X
Total Meetings in 2007	6	11	3

*
Committee Chairperson

        Below is a description of each standing committee of the Board. The Board has determined that each committee member meets the applicable NASDAQ rules and regulations regarding "independence" and is free of any relationship that would impair his individual exercise of independent judgment with regard to Sunesis.

        Audit Committee.    The Audit Committee was established by our Board to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, our Audit Committee is responsible for, among other things:

  •
  overseeing the accounting and financial reporting processes of Sunesis and the audits of our financial statements, including reviewing our disclosures under "Management's Discussion and

    Analysis of Financial Condition and Results of Operations," earnings press releases and earnings guidance provided to analysts and ratings agencies;

  •
  assisting our Board in its oversight of the integrity of our financial statements;

  •
  determining and approving the initial engagement and retention of the independent registered public accounting firm;

  •
  reviewing and approving the independent registered public accounting firm's performance of any proposed permissible audit and non-audit services and the fees for such services;

  •
  reviewing and approving or rejecting transactions between the Company and any related persons;

  •
  reviewing significant issues regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles, policies or practices;

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  conferring with management and the independent registered public accounting firm regarding our policies and procedures regarding risk assessment and management;

  •
  establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees or agents of concerns regarding questionable accounting or auditing matters;

  •
  reviewing with counsel, the independent registered public accounting firm and management, as appropriate, any significant regulatory or other legal or accounting initiative or matter that may have a material impact on our financial statements, compliance programs and policies; and

  •
  preparing the report required by the SEC rules to be included in our annual proxy statement.

        The Audit Committee is chaired by Mr. Fust, and also includes Dr. Evnin and Mr. Goldby. The Board reviews the NASDAQ definition of "independence" for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing requirements). The Board has also determined that Mr. Fust qualifies as an "audit committee financial expert," as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Fust's level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

        Compensation Committee.    Our Compensation Committee is responsible for, among other things:

  •
  fulfilling the Board's role in overseeing our compensation plans, policies and programs, including reviewing and approving corporate performance goals and objectives;

  •
  assisting our Board in discharging its responsibilities with respect to officer, employee, consultant and director compensation, including making recommendations to our Board regarding compensation of our CEO and Executive Chairman and non-employee director compensation;

  •
  establishing corporate and, commencing in 2008, individual performance objectives relevant to the compensation of our executive officers and other senior management and evaluating their performance in light of these stated objectives (excluding our CEO and Executive Chairman whose individual performance objectives are approved and evaluated by our Board based on the Compensation Committee's recommendations);

  •
  reviewing and discussing the disclosures contained in our Compensation Discussion and Analysis report to be included in our annual proxy statement;

  •
  preparing the report required by SEC rules to be included in our annual proxy statement; and

  •
  supervising the administration of our stock option plans, employee stock purchase plan and other compensation and incentive programs and administering any plans and programs designed and intended to provide compensation for our officers, including severance arrangements and change of control protections.

        The Compensation Committee is chaired by Dr. Evnin, and also includes Messrs. Goldby and Leff. All members of our Compensation Committee are "independent" (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing requirements). Each member of the Compensation Committee is an "outside" director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and a "non-employee" director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee is responsible for, among other things:

  •
  recommending to our Board the composition and operations of our Board;

  •
  identifying and evaluating individuals qualified to serve as members of our Board, and recommending to our Board director nominees for the annual meeting of stockholders and to fill vacancies;

  •
  overseeing all aspects of corporate governance on behalf of our Board, including making recommendations regarding corporate governance issues and developing a set of corporate governance guidelines applicable to our Company;

  •
  recommending to our Board the responsibilities of each Board committee, the composition and operation of each Board committee, and director nominees for assignment to each Board committee; and

  •
  overseeing our Board's annual evaluation of its performance and the performance of our Board committees.

        The Nominating and Corporate Governance Committee is chaired by Dr. Fodor, and also includes Mr. Fust and Dr. Pearce, all of whom are "independent" within the meaning of applicable SEC and NASDAQ rules.

Report of the Audit Committee of the Board of Directors

        The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements, and establishing and maintaining adequate controls over public reporting. Our independent registered public accounting firm for 2007, Ernst & Young, had responsibility for conducting an audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with Ernst & Young our audited consolidated financial statements for the year ended December 31, 2007 included in our Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee is responsible for evaluating, managing and approving the engagement of Ernst & Young, including the scope, extent and procedures for the annual audit and the compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including ensuring the independent registered public accounting firm's accountability to the Board and the Audit Committee.

        The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee discussed with Ernst & Young the independent registered public accounting firm's independence from us and our management and has received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees, as adopted by the PCAOB in Rule 3600T.

        Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

                      Matthew K. Fust, Chairperson
                      Anthony B. Evnin, Ph.D.
                      Steven D. Goldby

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, other than our Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee during 2007 were Dr. Evnin and Messrs. Goldby and Leff. None of the members of our Compensation Committee has, at any time, been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Nominations Process

        The Nominating and Corporate Governance Committee is charged with monitoring the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee has primary responsibility for reviewing, evaluating and recommending to the Board the slate of nominees for directors to be elected by the stockholders at each annual meeting of stockholders and, where applicable, to fill vacancies. In its exercise of these responsibilities, the Nominating and Corporate Governance Committee considers the appropriate size and composition of our Board, taking into account that our Board as a whole should have competency in the following areas:

  •
  industry knowledge;

  •
  accounting and finance;

  •
  business judgment;

  •
  management;

  •
  leadership;

  •
  business strategy;

  •
  corporate governance; and

  •
  risk management.

        The Nominating and Corporate Governance Committee evaluates the types of backgrounds, skills, and attributes which are needed to help strengthen our Board in light of the need for an appropriate balance of the above competencies. This evaluation takes place in the context of the current composition of the Board, our operating requirements and the interests of Sunesis and our stockholders.

        The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current directors whose terms are about to expire, considering the above criteria and any potential conflicts of interest as well as applicable independence and experience requirements. In the case of incumbent directors whose terms are about to expire, the Nominating and Corporate Governance Committee considers the director's demonstrated service and commitment to Sunesis, as well as his willingness to continue in service on our Board. If any incumbent director whose term is expiring does not wish to continue in service as a director, if the Nominating and Corporate Governance Committee decides not to nominate a member for re-election or if the Nominating and Corporate Governance Committee wishes to increase the size of the Board, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new nominee as outlined above unless the Board determines not to fill the vacancy. In 2007, we did not engage a third party to identify or assist in identifying potential director nominees, although we have done so in the past and reserve the right to do so in the future.

        In addition to evaluating core competencies, when considering candidates for director, the Nominating and Corporate Governance Committee will consider whether such candidates have sufficient time to devote to the affairs of Sunesis, as well as each candidate's reputation for integrity and commitment to rigorously represent the long-term interests of our stockholders. Other considerations include any potential conflicts of interest as well as applicable independence and experience requirements as set forth by applicable NASDAQ and SEC rules and regulations. In addition, the Nominating and Corporate Governance Committee balances the value of continuity of service of incumbent Board members with that of obtaining new perspectives. With respect to new candidates for the Board, the Nominating and Corporate Governance Committee will also conduct any necessary or appropriate inquiries into the backgrounds and qualifications of such candidates.

        The Nominating and Corporate Governance Committee also recommends to our Board the responsibilities and composition of the Board's committees and evaluates and recommends to the Board those directors to be appointed to the various committees, including the directors recommended to serve as chairperson of each committee. The evaluation of such appointments takes into consideration, among other factors, applicable independence and experience requirements as set forth by applicable NASDAQ and SEC rules and regulations and the membership criteria specified in the relevant committee charter.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not the candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will consider stockholders' nominations for directors only if written notice is timely received by our Corporate Secretary at Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080, and contains the information required for such nominations in accordance with our bylaws. To be timely, notice must be received not less than 120 days prior to the first anniversary of the date on which we first mailed a proxy statement to stockholders in connection with the preceding year's annual meeting, unless the date of the annual meeting has been changed by more than 30 days from the date of the prior year's meeting, in which case notice must be received not later than the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee did not receive any stockholder nominations during 2007.

Director Evaluations

        On an annual basis, the Nominating and Corporate Governance Committee conducts an evaluation of the Board, the functioning of the committees and each individual member of the Board as deemed appropriate and necessary.

Stockholder Communications with the Board of Directors

        Our stockholders may communicate with the Board by writing our General Counsel at Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080. Our General Counsel will review these communications and will determine whether they should be presented to our Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications. All communications directed to the Audit Committee in accordance with our Complaint, Investigation and Whistleblower Policy that relate to questionable accounting or auditing matters involving Sunesis will be promptly and directly forwarded to the Audit Committee.

Annual Meeting Attendance

        In March 2008, we adopted a policy to encourage our directors to attend our annual stockholder meeting. Dr. Young and Mr. Swisher attended our 2007 Annual Meeting of Stockholders.

Corporate Governance Guidelines

        In April 2004, the Board documented the governance practices followed by Sunesis by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate Sunesis' business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines clarify the role of the Board in reviewing, approving and monitoring fundamental financial and business strategy and major corporate actions; ensuring processes are in place for maintaining the integrity of Sunesis and its financial statements; assessing major risks presented to Sunesis and reviewing options for their mitigation; and selecting, evaluating and compensating our CEO, Executive Chairman and other officers of Sunesis. The Corporate Governance Guidelines set forth the practices our Board intends to follow with respect to director qualification and selection, board composition and selection, board meetings and involvement of senior management, board committee composition and selection, director access to management and independent advisors, and non-employee director compensation and continuing education. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the legal and regulatory requirements, including the NASDAQ listing requirements and SEC rules, and evolving best practices and other developments.

  Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of reports furnished to us, we believe that during the year ended December 31, 2007, our executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements, except:

  •
  one Form 4 that was filed 25 days late by each of Dr. Fodor, Mr. Fust, Mr. Goldby, Mr. Leff, Dr. Pearce, Dr. Stump and Dr. Wells, respectively, and one Form 4 that was filed 28 days late by Dr. Evnin, to report stock option grants for services as a director on our Board; and

  •
  one Form 5 that was filed late by Mr. Leff to report a grant of 10 shares of stock to his newborn daughter under our baby stock program.

Director Compensation

        Board and Committee Fees and Awards.    On the date of the annual stockholder meeting each year, each non-employee director of our Board is entitled to receive $20,000 in connection with his services as a director. Additionally, each non-employee director who serves on a committee is entitled to receive an annual payment of $5,000 for service as chairman of a committee and $3,000 for service as a member on a committee. At the same time, each continuing non-employee director receives a non-qualified stock option grant to purchase 10,000 shares of our common stock. These options vest in equal installments over a 12-month period from the grant date. Newly elected non-employee directors are granted, in addition to the Board and committee fees discussed above, an initial grant of non-qualified stock options to purchase 30,000 shares of our common stock upon first being elected to our Board. These options vest over a two-year period with 50% annual vesting on each anniversary of the grant date. Our employee directors did not receive any compensation in 2007 for their service on our Board.

        Consulting Arrangements.    We have entered into consulting agreements with Drs. Pearce, Stump and Wells for consulting services as described in more detail below.

        In August 2006, we entered into a consulting agreement with Dr. Pearce under which his services include reviewing, assessing and advising us on the development plans and strategies for our various product candidates. Pursuant to the consulting agreement, Dr. Pearce is entitled to receive up to $3,000 a day, prorated at an hourly rate of $375 an hour, for his consulting services. Total payments to Dr. Pearce under this agreement may not exceed $40,000 during any one-year period.

        In September 2006, we entered into a consulting agreement with Dr. Stump under which his services include reviewing, assessing and advising us on the development plans and strategies for our various product candidates. Pursuant to the consulting agreement, Dr. Stump is entitled to receive up to $3,000 a day, prorated at an hourly rate of $375 an hour, for his consulting services. Total payments to Dr. Stump under this agreement may not exceed $40,000 during any one-year period.

        In December 2005, we amended and restated our consulting agreement with Dr. Wells. Under the consulting agreement, Dr. Wells provides consulting services to us related to our discovery programs, research collaborations and portfolio management, which services also include acting as chair of our Scientific Advisory Board. Pursuant to the consulting agreement, Dr. Wells is entitled to receive $1,500 a day for participation at each Scientific Advisory Board meeting and up to an additional $5,000 for two days of consulting per month, and $3,000 per day thereafter.

2007 DIRECTOR COMPENSATION TABLE

        The following table sets forth the compensation information for our non-employee directors for the year ended December 31, 2007. The compensation received by Mr. Swisher and Dr. Young as employees of Sunesis are shown in the Summary Compensation Table for 2007 and 2006 on page 32 of this proxy statement.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)(3)(4)	All Other Compensation ($)		Total ($)
Anthony B. Evnin, Ph.D.	$28,000		—		$32,965	—		$60,965
Stephen P.A. Fodor, Ph.D.	25,000		—		32,965	—		57,965
Matthew K. Fust	28,000		—		99,808	—		126,808
Steven D. Goldby	26,000		—		32,965	—		58,965
Jonathan S. Leff	23,000		$23	(2)	32,965	—		55,965
Homer L. Pearce, Ph.D.	23,000		—		75,093	$6,750	(5)	104,843
David C. Stump. Ph.D.	20,000		—		75,093	6,000	(6)	101,093
James A. Wells, Ph.D.	20,000	(1)	—		32,965	7,813	(7)	60,788

(1)
The annual retainer of $20,000 otherwise payable to Dr. Wells for serving on our Board was paid to The Regents of the University of California in accordance with the agreement between Dr. Wells and The Regents of the University of California.

(2)
Reflects a stock award of 10 shares at a value of $2.31 per share (the closing price of our common stock on September 28, 2007 as reported by NASDAQ) that were granted to Mr. Leff's newborn daughter under our baby stock program pursuant to which we issue 10 shares of common stock to newly born children of our employees and directors.

(3)
This column represents the dollar amount recognized for financial statement reporting purposes in 2007 for the fair value of stock options granted to each of our non-employee directors in 2007, as well as in prior years, in accordance with FASB Statement No. 123 (revised), "Share-Based Payment," or SFAS No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, refer to Note 12 "Stock-Based Compensation" in our Form 10-K for the period ended December 31, 2007, filed with the SEC on March 17, 2008, which identifies assumptions made in the valuation of option awards in accordance with SFAS No. 123R.

(4)
On June 5, 2007, each non-employee director received a stock option to purchase 10,000 shares. The grant date fair value of these awards was $2.57 per share for a total grant date fair value of $24,327 per grant. Assumptions used in the calculation of these amounts are included in Note 12 "Stock-Based Compensation" in our Form 10-K for the period ended December 31, 2007, filed with the SEC on March 17, 2008. Our stock-based compensation expense recognized under SFAS No. 123R in our consolidated financial statements reflects an estimated forfeiture rate of 5.5% in the second quarter of 2007. These amounts reflect Sunesis' accounting expense for these awards and do not correspond to the actual value that will be recognized by our directors. As of December 31, 2007, each non-employee director held stock options to purchase the following aggregate number of shares of our common stock: Dr. Evnin held options to purchase 20,000 shares of our common stock; Dr. Fodor held options to purchase 53,530 shares of our common stock; Mr. Fust held options to purchase 50,000 shares of our common stock; Mr. Goldby held options to purchase 53,530 shares of our common stock; Mr. Leff held options to purchase 20,000 shares of our common stock; Dr. Pearce held options to purchase 40,000 shares of our common stock; Dr. Stump held options to purchase 40,000 shares of our common stock; and Dr. Wells held options to purchase 142,354 shares of our common stock.

(5)
This amount reflects payments to Dr. Pearce under his consulting agreement with us for consulting services performed in 2007.

(6)
This amount reflects payments to Dr. Stump under his consulting agreement with us for consulting services performed in 2007.

(7)
This amount reflects payments to Dr. Wells under his consulting agreement with us both for consulting services and for attending and serving as the chairman of a Scientific Advisory Board meeting in 2007.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

Biographies of Our Executive Officers

        Set forth below is information regarding each of our executive officers as of March 31, 2008. Biographical information with regard to Dr. Young and Mr. Swisher is presented under Proposal No. 1: Election of Nominees to the Board of Directors on page 4 of this proxy statement.

Name	Age	Position
James W. Young, Ph.D.	63	Executive Chairman
Daniel N. Swisher, Jr.	45	CEO, President and Director
Eric H. Bjerkholt	48	Senior Vice President, Corporate Development and Finance and Chief Financial Officer
Daniel C. Adelman, M.D.	50	Senior Vice President, Development and Chief Medical Officer
Robert S. McDowell, Ph.D	50	Vice President, Research
Valerie L. Pierce	45	Senior Vice President, General Counsel and Corporate Secretary

        The principal occupations and positions for at least the past five years of our executive officers, other than Dr. Young and Mr. Swisher, are as follows:

        Eric H. Bjerkholt has served as our Senior Vice President, Corporate Development and Finance and Chief Financial Officer since February 2007. From January 2004 to January 2007, he served as our Senior Vice President and Chief Financial Officer. From January 2002 to January 2004, Mr. Bjerkholt served as Senior Vice President and Chief Financial Officer at IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Bjerkholt was a co-founder of LifeSpring Nutrition, Inc., a privately held nutraceutical company, and from May 1999 to March 2002 served at various times as its Chief Executive Officer, President and Chief Financial Officer. From 1990 to 1997, Mr. Bjerkholt was an investment banker at J.P. Morgan & Co. Mr. Bjerkholt is a member of the Board of Directors of StemCells, Inc., a biotechnology company. Mr. Bjerkholt holds a Cand. Oecon degree in Economics from the University of Oslo and an M.B.A. from Harvard Business School.

        Daniel C. Adelman, M.D. has served as our Senior Vice President, Development and Chief Medical Officer since September 2007. Prior to that, Dr. Adelman served as our Senior Vice President, Research and Development from December 2005 to September 2007, and from November 2004 to December 2005, he served as our Senior Vice President, Drug Discovery and Development. From May 1998 to May 2003, Dr. Adelman served in various roles, including Vice President of Clinical Operations and Biometrics at Pharmacyclics, Inc., a pharmaceutical company. From December 1994 to May 1998, Dr. Adelman served as Clinical Scientist at Genentech, Inc. Dr. Adelman began his career at the University of California, San Francisco, School of Medicine, where he was Director of Clinical Allergy/Immunology in the Division of Allergy and Immunology, and Director of the Outpatient Center for Clinical Research. He continues to serve as Adjunct Professor of Medicine at the University of California, San Francisco, is a fellow of both the American Academy of Allergy and Immunology and the American College of Physicians, and is a member of the American Society of Clinical Oncology, American Association for Cancer Research, and the American Society for Hematology. He is also on the editorial board of Clinical Immunology. Dr. Adelman is board-certified in allergy and immunology and completed a National Institutes of Health/Public Health Service Tumor Immunology Fellowship at the University of California, Los Angeles, School of Medicine. He holds a B.A. in Biology from the University of California, Berkeley and an M.D. from the University of California, Davis.

        Robert S. McDowell, Ph.D. has served as our Vice President, Research since September 2006. From June 2002 to August 2006, he served as our Vice President, Chemistry. In February 2000, Dr. McDowell joined our company as Director, Computational Chemistry and has held increasing levels of responsibility since then. From 1999 to 2000, Dr. McDowell worked at Axys Pharmaceuticals, Inc. as Director of Structural Chemistry. From 1988 to 1999, Dr. McDowell worked at Genentech as a Senior Scientist, where he was a founding member of the Bio-Organic Chemistry department and helped to pioneer novel approaches for discovering non-peptidyl drug leads starting from three-dimensional structures of bioactive peptides. Dr. McDowell holds B.S. degrees in Chemistry and Physics from Butler University and a Ph.D. in Organic Chemistry from the University of California, Berkeley.

        Valerie L. Pierce has served as our Senior Vice President, General Counsel and Corporate Secretary since April 2007. From 2005 to 2006, Ms. Pierce served as General Counsel for the Institute for OneWorld Health, a nonprofit pharmaceutical company. From 2000 to 2004, Ms. Pierce served as Assistant General Counsel with Tularik Inc. Prior to joining Tularik, from 1995 to 2000, Ms. Pierce served as Senior Corporate Counsel with ALZA Corporation. Ms. Pierce received her B.A. degree in Latin American Studies from Yale University and her J.D. from Yale Law School.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview

        The Compensation Committee is generally responsible for establishing, implementing and directing our overall compensation strategy, including our executive compensation program. In discharging its responsibilities, the Compensation Committee oversees our compensation policies, plans and programs, determines compensation to be paid to our executive officers (or, in the case of our CEO and Executive Chairman, recommends compensation to the full Board for approval) and supervises the administration of our stock option plans and employee stock purchase plan.

        The executive officers listed in the Summary Compensation Table in this proxy statement whose compensation is discussed in this Compensation Disclosure and Analysis section, or CD&A, are referred to as our "Named Executive Officers." For 2007, our Named Executive Officers were Messrs. Swisher and Bjerkholt and Drs. Adelman, McDowell and Young. This CD&A should be read in conjunction with the detailed tabular and other narrative information regarding executive compensation in this proxy statement.

Compensation Philosophy

        Our overall compensation philosophy is guided by the following principles:

  •
  providing competitive compensation programs that attract, motivate and retain talented personnel at all levels of the company with the requisite skills for success;

  •
  motivating our employees to optimize their individual performance to achieve our business objectives;

  •
  aligning the financial interests of our employees with those of our stockholders; and

  •
  creating a direct link between our performance and individual/team performance and compensation awards.

        In support of these principles, the Compensation Committee believes that executive compensation should be closely aligned with the performance of Sunesis on both a short-term and long-term basis, as well as related to the achievement of specific goals and results. To this end, the components of executive compensation are:

  •
  base salary,

  •
  annual cash bonuses,

  •
  long-term equity incentive compensation in the form of stock options,

  •
  post-termination compensation, and

  •
  other employee benefits.

Determining Executive Compensation

Role and Authority of the Compensation Committee and the Board

        Prior to December 2007, the Compensation Committee was charged with determining and approving the compensation of our CEO and other members of senior management, including those designated as reporting officers under Section 16 of the Exchange Act and referred to as executive officers. In December 2007, the Board approved certain amendments to the Compensation Committee Charter, including a change which requires full Board approval of the compensation of our CEO and Executive Chairman, based upon recommendations from the Compensation Committee. As a result, beginning in 2008, decisions regarding the compensation of the CEO and Executive Chairman will be made by the full Board.

        In recommending or determining (as applicable) executive compensation, the Compensation Committee and the Board take into consideration each executive's success in achieving his or her individual performance goals and objectives and the achievement of our corporate performance goals and objectives deemed relevant to such executive. The Compensation Committee and our Board also consider the compensation paid to similarly situated officers at comparable companies, the compensation paid to executives in past years and any other factors deemed appropriate under the circumstances. In addition, in the case of the long-term equity incentive component of compensation, the Compensation Committee and the Board consider Sunesis' performance and relative stockholder return.

        The Compensation Committee has the authority to retain its own advisors and compensation consultants and to approve their related fees and retention terms. For 2007, we retained Radford Surveys + Consulting, a compensation consulting firm, to provide Sunesis and the Compensation Committee with assistance in reviewing our overall compensation policy (including a review of our equity incentive program), designating a peer group of companies for benchmarking (as described below) and assessing competitive market data on executive compensation. Radford attends meetings from time to time at the request of the Compensation Committee and makes recommendations, including recommendations relating to executive compensation.

        We also engage Radford to assist senior management and the Compensation Committee in making recommendations to the Board for Board compensation and, from time to time, on other special projects. In 2007, these special projects included making recommendations regarding severance packages and retention strategies for employees in connection with our organizational restructuring and reduction in force in August 2007. Specifically, Radford met with the Compensation Committee to discuss compensation matters, including special projects, in person at three meetings in 2007 and provided data for discussion at other meetings.

        While the Compensation Committee (and, going forward, in the case of our CEO and Executive Chairman, the Board) is ultimately responsible for making all compensation decisions affecting our executives, our CEO and Vice President, Human Resources each play an important role in the process underlying such decisions, as further described below. However, none of our executives participate in the portion of any Compensation Committee or Board meetings regarding the review of his or her own performance or the determination of the actual amounts of his or her compensation.

        The Compensation Committee regularly reports to the Board on its actions and recommendations. The Compensation Committee periodically reviews its charter and assesses its own performance. In addition, the Board, through the Nominating and Corporate Governance Committee, conducts an annual review of the role, function, roster and operation of each of the Board's standing committees, including the Compensation Committee.

Establishment of Corporate and Individual Objectives

        Corporate Objectives.    As a clinical stage biopharmaceutical company, many traditional measures of corporate performance, such as earnings per share or sales growth, do not apply in measuring the performance of our executives. Accordingly, the Compensation Committee and the Board do not use objective profitability measures as a factor in reviewing executives' performance and determining executive compensation. Instead, the Compensation Committee and the Board evaluate other indications of performance, which can be difficult to measure in an objective, formula driven fashion, such as progress of our research and development programs and corporate development activities, as well as our success in securing capital sufficient to support our corporate activities. To this end, the Compensation Committee and the Board approve annual corporate performance goals and objectives for the Company as a whole.

        For 2007, the Compensation Committee approved the following corporate objectives:

  •
  SNS-595 Objective:  Advance development of our lead product candidate, SNS-595, including launching additional clinical trials, enrolling patients in previously commenced trials, and developing data in preparation for initiation of registration studies.

  •
  SNS-032 Objective:  Complete on-going clinical trials for our product candidate SNS-032 and prepare for launch of additional clinical trials for SNS-032 in 2008.

  •
  SNS-314 Objective:  Initiate a clinical trial of our product candidate SNS-314.

  •
  Discovery Objective:  Achieve selected milestones in partnered and internal programs and generate increased awareness of drug discovery capabilities.

  •
  Business/Finance Objective:  Enter into certain strategic partnership to end the year with at least twelve months of cash and take additional actions to strengthen our long-term financial stability.

        Individual Objectives.    Beginning in 2008, the Compensation Committee reviews and approves individual performance goals and objectives for our executive officers (other than for our CEO and Executive Chairman), while full Board approval will be required for the individual performance goals and objectives of our CEO and Executive Chairman, based upon the recommendation of the Compensation Committee. For 2007, the performance of our executives was measured against the following categories of individual objectives (not all of which are applicable to each executive):

  •
  involvement in, and responsibility for, progress on our internal research and development programs;

  •
  involvement in, and responsibility for, the process of entering into new partnerships;

  •
  involvement in, and responsibility for, achievement of milestones in our existing partnerships;

  •
  involvement in, and responsibility for, accessing capital to fund our research, development, operations and other business activities;

  •
  demonstration of leadership skills and responsibility for organizational evolution; and

  •
  role in corporate governance and audit functions, as well as responsibility for full compliance with all applicable legal and regulatory requirements.

Compensation Committee Process

        Throughout the year, the Compensation Committee meets in person or via telephone. As a general rule, the Compensation Committee conducts the annual process described below with respect to determining executive compensation:

        Review Overall Compensation Philosophy.    The compensation process for the upcoming year generally begins in the middle of the prior year, with a review and analysis of our total compensation philosophy to confirm the frame of reference which will be used in setting compensation for the upcoming year. This analysis also includes a determination of the composition of the Company's peer group and the target levels of various components of compensation based on market data from such peer group. Radford typically participates in this meeting. Our peer group and target levels for executive compensation for 2007 are described below.

        Analyze Peer Data; Make Equity Awards.    At the request of the Compensation Committee, Radford generally works with our Vice President, Human Resources each fall to compile data regarding executive total compensation (base salary, bonus and equity) from our selected peer group. The Compensation Committee then meets to review the peer data to determine the equity awards to be granted to executives. The same data is also analyzed in preparation for making any adjustments to base salary and bonus targets in the coming year. The actual decisions made for 2007 with respect to equity awards for the Named Executive Officers are described below.

        Approve Corporate Objectives for the Coming Year.    The Compensation Committee typically meets in December to select the corporate objectives against which to measure executive performance for the coming year and to recommend to the full Board for adoption. The 2007 corporate objectives established by the Compensation Committee, and approved by the Board based on the recommendation of the Compensation Committee, are described above.

        Assess Prior Year's Performance; Determine Cash Bonuses.    In January or February each year, the Compensation Committee engages in an active dialogue with our CEO regarding Sunesis' performance in the prior year as measured against the established corporate objectives for such year. The Compensation Committee also reviews with our CEO the performance of each executive, taking into consideration each executive's success in achieving his or her individual and applicable team objectives and the achievement of our corporate objectives deemed relevant to such executive. Our CEO also provides his evaluation of his own performance for the prior year. Our CEO then makes recommendations to the Compensation Committee of individual payouts of cash bonuses for executives (other than himself and the Executive Chairman) in light of the analysis of the prior year's performance. The Compensation Committee recommends an actual bonus for our CEO and Executive Chairman to the full Board for approval and determines the actual bonus payable to each other executive. The Compensation Committee's assessment of corporate performance and decisions regarding bonuses for our Named Executive Officers for 2007 are described below.

        Determine Base Salary, Bonus Target and Individual Objectives for the Coming Year.    Also at the beginning of each year, the Compensation Committee meets to discuss and, as appropriate, approve adjustments to base salary and bonus targets for executives for the coming year. Reference is made to our established total compensation philosophy, as well as the selected peer group data compiled by Radford and our Vice President, Human Resources the previous fall. Our CEO makes recommendations to the Compensation Committee regarding the base salary and bonus targets of executives (other than for himself and our Executive Chairman) based on such data. As part of this process, each executive works with our CEO to develop individual performance goals for the new calendar year. The actual decisions regarding 2007 base salary and bonus targets for our Named Executive Officers are described below and a general description of the categories of individual objectives for 2007 are described above.

        Beginning in 2008, this process will differ in that the full Board will be required to approve the total compensation of our CEO and Executive Chairman, including base salary, bonus and equity compensation and approval of individual objectives, based upon recommendations from the Compensation Committee. In addition, the Compensation Committee will review and approve individual performance goals and objectives for our executive officers (other than for our CEO and Executive Chairman.)

Peer Group

        We believe that the executive compensation practices of our selected peer group provide useful information to help us establish compensation practices that allow us to attract, retain and motivate a talented executive team. We aim to balance our need to compete for talent with the necessity to maintain a reasonable and responsible cost structure and the desire to align our executives' interests with those of our stockholders.

        In selecting our peer group, Radford works with our CEO and Vice President, Human Resources to develop a recommended list of primarily biopharmaceutical and/or biotherapeutic companies which we compete with for executive talent and which typically are comparable to us with respect to their stage of development of lead drug candidates, market capitalization, number of employees and geography. Each year, the Compensation Committee reviews the recommended lists and, if appropriate, adjusts the selected peer group to reflect our stage of development as a company. For 2007, the Compensation Committee reviewed and approved the following peer group: ACADIA Pharmaceuticals Inc., Affymax, Inc., Avigen, Inc., Cadence Pharmaceuticals, Inc., Cell Genesys, Inc., Cytokinetics, Inc., Dynavax Technologies Corporation, Kosan Biosciences Incorporated, La Jolla Pharmaceutical Company, Neurocrine Biosciences, Inc., Novacea, Inc., Nuvelo, Inc., Pain Therapeutics, Inc., Renovis, Inc., Rigel Pharmaceuticals, Inc., Sangamo Biosciences, Inc., SuperGen, Inc., Telik, Inc., Titan Pharmaceuticals, Inc., Vical Inc. and XOMA Ltd. These peer companies generally meet the following criteria:

  •
  publicly traded with market capitalization generally between $120 million and $600 million;

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  in the biopharmaceutical and/or biotherapeutics industry;

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  have a product or products in development that are predominantly in phase 2 or phase 3 clinical testing, with no products on the market;

  •
  have between 35 and 300 employees (reflecting organization and management complexity); and

  •
  are predominantly headquartered in the San Francisco Bay area.

Benchmarking

        As noted above, Radford provides the Compensation Committee with data from our selected peer group regarding base salary, target bonus and equity compensation based on their proprietary surveys of life sciences companies. The Compensation Committee uses the Radford selected peer group data as a reference to help ensure that our compensation structure works to achieve the goals of attracting, retaining and motivating our executives, except with respect to our Executive Chairman as described below. In mid-2007, the Compensation Committee determined that our compensation strategy should generally target the 50th percentile of our peer companies for both base salary and target total cash (base salary plus bonus). Previously, we had targeted the average of our peer companies for both base salary and target total cash, but, based upon Radford's recommendation, we switched to the 50th percentile as a more accurate statistical representation of the middle of the market. Despite our targets, however, as a relatively new public company with critical corporate milestones ahead of us and a limited amount of cash, both the base salaries and total target cash that have historically been awarded to our executives fall below that target at generally between the 25th-50th percentile or lower (depending on the executive's position) of our peer companies.

        In addition, for 2007, the Compensation Committee reaffirmed our strategy to target equity compensation (measured in terms of number of stock options awarded and value delivered by stock options) near the 60th percentile of our peer companies. However, primarily due to our current and historic stock performance, our equity compensation awards, particularly with respect to the value of equity delivered by stock options, have generally resulted in actual total equity compensation well below the 60th percentile.

        We believe that in order to attract and retain talented executives who can successfully execute our critical corporate strategies, we must work toward bringing our compensation structure to one that more appropriately mirrors the compensation levels of our peers. However, to appropriately balance this goal with our responsibilities to our stockholders, in any given year, the Compensation Committee has, and may in the future, set the actual individual compensation components at levels different from the targeted levels, based on the overall attainment of our corporate objectives and the individual's responsibility for, and contributions to, the attainment of such objectives, individual performance, historic compensation levels, the level of experience of individual executives, the cost to Sunesis of providing target level compensation and horizontal pay equity.

        Dr. Young's position, Executive Chairman, is not a benchmarked position. Dr. Young previously served as our CEO from 2000 until the end of 2003. At that time, he assumed the role of Executive Chairman and his then-current salary was adjusted downward on a prorated basis to reflect the fact that he was no longer working full time for Sunesis.

Mix of Pay

        The Compensation Committee has not established a specific policy or target for the allocation between cash and equity compensation, or for the allocation between short-term and long-term incentive compensation. In setting each of the primary elements of our executive compensation program—that is, base salary, bonus and equity compensation—our Compensation Committee is guided by the general principle that a material percentage of an executive's total compensation should be "at risk"—that is, payable only upon achievement of both corporate and individual performance objectives or, as is the case with stock option awards, with value dependent on the appreciation of our stock price—with such percentage increasing as the executive has increasing responsibility for, and impact on, our overall results and performance.

        We believe this informal pay mix strategy is comparable to the compensation practices of peer companies, providing us with the flexibility to design compensation packages that meet our business needs as a clinical-stage biopharmaceutical company. We also believe this pay mix appropriately aligns the interests of our executives with those of our stockholders, by placing a meaningful portion of their compensation at risk based on our strategic performance and the market performance of our stock.

Determination of 2007 Executive Compensation

Base Salary

        Base salary is a critical element of our executive compensation program, as it is designed to attract executives and retain them over time. Base salary is especially important to our executives in light of the volatile nature of clinical-stage biopharmaceutical companies and the resulting need to provide a consistent source of compensation to avoid or minimize executive departures to competitors.

        In determining and/or recommending initial base salaries and any annual adjustments thereto, the Compensation Committee considers the appropriate range of salary based on the salaries reported for our selected peer companies (focusing on the 50th percentile benchmark as described above), and then selects a specific amount based on the executive's qualifications and experience, job responsibilities, strategic goals for which the executive has responsibility in the past or coming year and compensation relative to our other executives (that is, horizontal pay equity). In certain circumstances, the Compensation Committee may also consider individual performance and contribution to corporate performance of an executive in establishing the specific base salary of an executive within the peer group range.

        After reviewing these factors, for 2007, the Compensation Committee increased the base salaries of Messrs. Swisher and Bjerkholt and Drs. Adelman and McDowell by approximately 8%, 6%, 5% and 4%, respectively. These adjustments are attributed primarily to benchmarking their 2006 salaries against the base salaries of similarly situated officers within the selected peer group. At that time, the Compensation Committee targeted the average base salary of similar executives in the selected peer companies. In addition, in the case of Mr. Bjerkholt, the increase reflected an expansion of his responsibilities beyond finance into corporate development.

        The Compensation Committee did not increase Dr. Young's base salary in 2007, and has not done so since 2006, in recognition of his less than full-time time commitment to Sunesis, together with a desire to allocate compensation to members of the management team who are employed on a full-time basis.

Annual Bonus

        The Compensation Committee has approved an annual cash bonus program that provides for discretionary bonuses based on achievement by Sunesis of certain corporate objectives and, in the case of individual executives, their individual performance objectives, which may take into consideration certain department, group and/or team objectives applicable to such executive. Our annual cash bonuses are paid in cash in an amount reviewed and approved by our Compensation Committee (or, in the case of our CEO and Executive Chairman, as approved by the full Board upon the Compensation Committee's recommendation) and are ordinarily paid in a single installment in the first quarter following the completion of a given year.

        Target Bonus Amounts for 2007.    Under the bonus program, annual cash bonuses can be earned in amounts up to specified target levels expressed as a percentage of base salary. As noted above, the target bonus opportunity, as an element of the executive's "at risk" compensation, increases with increased responsibility for, and ability to impact, the Company's overall results and performance. Based on this principle, target incentive cash compensation for 2007 was set at 40% of base salary for Mr. Swisher, 30% for Mr. Bjerkholt, Dr. Adelman and Dr. Young and 25% for Dr. McDowell. These target levels did not change from 2006 and, based on Radford 2007 market data, are generally competitive with our peer companies at the 25th percentile. The Compensation Committee believed that these levels adequately balanced the goal of providing competitive compensation opportunities which are necessary to attract and retain our executives and to encourage and incentivize their achievement of corporate and individual objectives, with the goal of providing reasonable compensation in light of our economic position and historical performance. At the end of each year, these target bonus levels are adjusted based on the level of achievement of corporate objectives as described below.

        Determination of Level of Achievement of 2007 Corporate Objectives.    After discussion with our CEO in January 2008, the Compensation Committee and the Board determined that the 2007 corporate objectives had been met at an overall rate of approximately 70%. In making this determination, the Compensation Committee considered the following:

  •
  The SNS-595 Objective was deemed to be substantially achieved, based on advancement of our ongoing SNS-595 clinical trials and the initiation of a phase 1b clinical trial of SNS-595 in combination with cytarabine, offset by delays in launching a phase 2 trial in acute myeloid leukemia and the discontinuation of our advanced small cell and non-small cell lung cancer programs.

  •
  The SNS-032 Objective was deemed to be partially achieved, primarily based on slower than expected enrollment in our phase 1 trial of SNS-032 in chronic lymphocytic leukemia and multiple myeloma.

  •
  The SNS-314 Objective was deemed to be almost fully achieved, based on the initiation of a phase 1 clinical trial of SNS-314 in advanced solid tumors and the successful completion of certain translational work with SNS-314.

  •
  The Discovery Objective was deemed to be substantially achieved, based on the achievement of certain milestones in our partnered programs, offset by certain delays in partnered programs and delays attributable to our August 2007 reorganization and reduction in force.

  •
  The Business/Finance Objective was deemed to be partially achieved, based on ending the year with at least 12 months of cash as a result of completing a financing in May 2007, offset by the fact that we did not complete a strategic partnership and our disappointing stock performance after the financing.

        Adjustment of Target Bonus Amounts.    Bonus target levels for executives are adjusted based on the level of achievement of corporate objectives as determined by the Compensation Committee and the Board. For example, if a determination is made that only 80% of the corporate objectives are achieved for the applicable year, each executive's bonus target is decreased by 20% (in other words, an executive with a 10% bonus target will have that bonus target reduced to 8%, or 80% of 10%.)

        As a result of the overall achievement rate of the 2007 corporate objectives, the Compensation Committee adjusted target bonus levels to 70% of the original target bonus rate. Target incentive cash compensation for 2007 was therefore revised to 28% of base salary for Mr. Swisher, 21% for Mr. Bjerkholt, Dr. Adelman and Dr. Young and 17.5% for Dr. McDowell.

        Actual Cash Bonuses Earned for 2007.    In January 2008, after adjusting the target bonus amounts as described above, the Compensation Committee, in consultation with our CEO, reviewed the performance of each executive in 2007, taking into consideration each executive's level of contribution to the achievement of the corporate objectives and level of achievement of his or her own individual objectives, which may take into consideration certain department, group and/or team objectives applicable to such executive. After assessing such performance, the Compensation Committee (and, in the case of our CEO and Executive Chairman, the full Board) determined the actual cash bonus payout for each executive.

        Based on the recommendation of the Compensation Committee, the Board awarded Mr. Swisher, our CEO, a cash bonus of $105,000, or approximately 27% of his base salary. Mr. Swisher's individual performance achievements for 2007 included guiding us to approximately 70% achievement of our corporate objectives, hiring of key executive talent and overseeing the revision of our corporate strategy.

        The Compensation Committee awarded Mr. Bjerkholt, our Senior Vice President, Corporate Development and Finance and Chief Financial Officer, a cash bonus of $60,000, or approximately 21% of his base salary. Mr. Bjerkholt's individual performance achievements for 2007 included expanding his responsibilities beyond finance into corporate development, supervising the legal department during the transition of General Counsel, leading the Company through a critical $20 million round of financing in May, leading the partnership efforts on SNS-595 and exploring critical business strategies.

        The Compensation Committee awarded Dr. Adelman, our Senior Vice President, Development and Chief Medical Officer, a cash bonus of $50,000, or approximately 17% of his base salary. Dr. Adelman's individual performance achievements for 2007 included advancing the development of SNS-595, and supporting key investor relations and business development efforts.

        The Compensation Committee awarded Dr. McDowell, our Vice President, Research, a cash bonus of $50,000, or approximately 20% of his base salary. Dr. McDowell's individual performance achievements for 2007 included his critical leadership of our research team, particularly following our restructuring and reduction in force in August 2007, which supported attainment of important research objectives and the validation of a new fragment-based discovery platform.

        The Compensation Committee awarded Dr. Young, our Executive Chairman, a cash bonus of $40,000, or 20% of his base salary. Dr. Young's individual performance achievements for 2007 included guiding Sunesis in its achievement of corporate objectives and ensuring timely and aligned communication between our management and the full Board.

Long-Term Equity-Based Incentive Awards

        We believe that equity compensation helps us achieve each of the goals for our compensation program. Stock awards are an essential part of the compensation executives expect when considering employment with clinical-stage biopharmaceutical companies, in part because of the potential for material rewards for superior performance. Initial and annual grants are therefore an important part of our strategy to attract and retain key executives.

        We award stock options, as opposed to full value awards such as restricted stock, because we believe options, which require payment of an exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, encourage our employees to execute strategies that are designed to increase the long-term value of our shares. In effect, these executives are at risk of stock price declines, just like our stockholders, which we believe helps align the interests of our executives with those of our stockholders. In 2007, we reviewed whether to add full value awards (such as restricted stock) to our equity compensation program, recognizing that full value awards are increasingly used by public companies (and, therefore, may be an important consideration for new hire candidates) and can help manage our share reserve and address dilution concerns. However, for 2007, the Compensation Committee determined that options, which only have value if our stock price appreciates, remain the appropriate choice for us, given our current stock value (that is, the opportunity for appreciation) and given that options remain the predominant equity vehicle among companies in the high growth stage of development. We use a four-year vesting schedule as a means to promote long-term retention.

        In determining the size of option grants made to executive officers, the Compensation Committee considers the benchmark data from peer companies, with the target of eventually bringing awards up to the 60th percentile of such group (determined based on both the number of stock options awarded and the value delivered by stock options). However, as discussed above, due to our current stock price and historical grant practices, the value of actual awards are substantially below this target. Going forward, the Compensation Committee may continue to deviate from this target level based on the individual's position and level of responsibility, potential contribution to the achievement of our long-term goals, the equity award guidelines established and any other relevant factors.

        As a relatively newly public company, we are in the process of developing equity granting practices that combine responsible corporate governance practices with the practical realities of our compensation process and needs. For the last two years, including 2007, annual equity grants have been made in the fall of each year, shortly after Radford releases its annual update of peer data. The Compensation Committee has set the second Friday of October each year as the standard date for awarding refresher option grants, if any; however, due to the corporate restructuring in August 2007, the grant date for refresher options for all employees was accelerated to September 13, 2007 in an effort to boost morale following the reduction in force and to increase the retention value of the awards. New hire grants are typically made at the end of the first month in which the individual commences service with us.

        The Compensation Committee delegated authority to an Equity Compensation Subcommittee, whose sole member is our CEO, who is also a director of Sunesis, to make new hire grants to individuals below the level of Vice President based on equity award guidelines approved from time to time by the Compensation Committee. The purpose of this delegation of authority is to enhance the flexibility of option administration within Sunesis and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. The Equity Compensation Subcommittee reports all grants made to the Compensation Committee no less frequently than quarterly.

        Actual Grants in 2007.    On September 13, 2007, the Compensation Committee made the annual stock option grants to our Named Executive Officers, keeping in mind the then-recent restructuring and reduction in force. These stock options were non-qualified stock options granted under our 2005 Equity Incentive Award Plan at an exercise price equal to the closing price of our common stock as reported by NASDAQ on the date of grant (or $2.59 per share), have a maximum term of 10 years, and vest in equal monthly increments over a four-year period from the date of grant, subject to continued service. Mr. Swisher was awarded an option covering 155,000 shares, Mr. Bjerkholt and Dr. Adelman were each awarded an option covering 90,000 shares, Dr. McDowell was awarded an option covering 60,000 shares and Dr. Young was awarded an option covering 55,000 shares. The number of shares underlying the options granted were set by the Compensation Committee slightly above the 60th percentile for the relevant position among our selected peer companies (except in the case of Dr. Young, whose position is not benchmarked). This was part of a decision applicable to all annual employee grants to provide a retention bonus in the form of additional options to the employees remaining following the reduction in force.

        Anti-Hedging Policy and Trading Restrictions.    We adopted an Insider Trading Policy in April 2004 regarding stock trading by officers, directors and other members of management. This policy imposes limits on the timing and types of transactions in our securities permitted by such individuals, including:

  •
  Permitting trading only with the company's pre-clearance and during a "trading window" following quarterly earnings releases; and

  •
  Complying with the limitations on short-swing transactions involving our securities as set forth in Section 16 of the Exchange Act.

Post-Termination Compensation

Retirement Savings

        We encourage our executives and employees generally to plan for retirement compensation through voluntary participation in our 401(k) Savings/Retirement Plan, or 401(k) Plan. All of our employees, including our executives, may participate in our 401(k) Plan by making pre-tax contributions from wages of up to 60% of their annual cash compensation, up to the current Internal Revenue Service limits. Currently, we do not make matching contributions to the 401(k) Plan. All of our executives can participate in the 401(k) Plan on the same terms as our employees. We believe this program is comparable with programs offered by our peer companies and assists us in attracting and retaining our executives.

Change of Control Severance Protections

        In August 2005, we entered into executive severance benefits agreements with Messrs. Swisher and Bjerkholt and Drs. Adelman, McDowell and Young providing for severance payments and accelerated vesting benefits triggered by termination without cause in connection with certain material corporate transactions. For a description of these agreements and our potential payment obligations, please see Potential Payments Upon Termination or a Change of Control and the related tabular disclosure beginning on page 36. The Compensation Committee believes such agreements help us attract and retain employees in a marketplace where such protections are commonly offered by our peer companies. We also believe that severance protections offered upon terminations arising in connection with a change of control allow our executives to assess a potential change of control objectively, without regard to the potential impact of the transaction on their own job security.

        At the time we entered into the executive severance benefits agreements with each of the Named Executive Officers, the Compensation Committee determined that the terms of such executive severance benefits agreements reflected industry standard severance payments, benefits and equity acceleration.

        In general, a "change of control" under these executive severance benefits agreements includes an acquisition transaction in which a person or entity (with certain exceptions described in the agreements) becomes the direct or indirect beneficial owner of more than 50% of our voting stock, as well as the consummation of certain types of corporate transactions, such as a merger, consolidation, reorganization, business combination or sale of all or substantially all of our assets, pursuant to which our stockholders own, directly or indirectly, less than 50% of Sunesis or our successor.

        Each of the executive severance benefits agreements provides that, in the event that any benefits provided in connection with a change of control (or a related termination of employment) would be subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, or the Code, the executive will receive the greater, on an after-tax basis (taking account of all federal, state and local taxes and excise taxes), of such benefits or such lesser amount of benefits as would result in no portion of the benefits being subject to the excise tax. An executive's receipt of any severance benefits is subject to his execution of a release in favor of Sunesis. Any benefits under the executive severance benefits agreement would terminate immediately if the executive, at any time, violates any proprietary information or confidentiality obligation to Sunesis.

Stock Option Acceleration

        Under the executive severance benefits agreements with each of our Named Executive Officers, in connection with a change of control of Sunesis, the vesting of 50% of each such executive's outstanding option awards is automatically accelerated immediately prior to the effective date of such change of control. In the event of a termination without cause or a constructive termination of any of our Named Executive Officers (i) within twelve months following a change of control, 100% of such executive's outstanding awards would automatically accelerate on the date of termination, or (ii) if more than twelve months following a change of control, the outstanding awards that would vest over the twelve month period following the date of termination would automatically accelerate for such executive.

Base Salary and Other Benefits Acceleration

        Dr. Young and Mr. Swisher.    Under the executive severance benefits agreements with Dr. Young and Mr. Swisher, if either executive is terminated without cause or he is constructively terminated within twelve months following a change of control of Sunesis, he is entitled to receive, subject to the execution of a general release in favor of Sunesis: (i) a lump sum payment equal to eighteen months of his base salary at the time of termination, (ii) a lump sum equal to 150% of his target bonus for the year during which the termination occurs, and (iii) continued health benefits for up to eighteen months following termination (which may be terminated earlier upon coverage by the executive by a new employer). If such termination occurs prior to or more than twelve months following a change of control of Sunesis, subject to the execution of a general release in favor of Sunesis, Dr. Young and Mr. Swisher are each entitled to receive a payment equal to twelve months salary and continued health benefits for up to twelve months (which may be terminated earlier upon coverage by the executive by a new employer).

        Mr. Bjerkholt and Dr. Adelman.    Under the executive severance benefits agreements with Mr. Bjerkholt and Dr. Adelman, if either executive is terminated without cause or he is constructively terminated within twelve months following a change of control of Sunesis, he is entitled to receive, subject to the execution of a general release in favor of Sunesis: (i) a lump sum payment equal to fourteen months of his base salary at the time of termination, (ii) a lump sum equal to 117% of his target bonus for the year during which the termination occurs, and (iii) continued health benefits for up to fourteen months following termination (which may be terminated earlier upon coverage by the executive by a new employer). If such termination occurs prior to or more than twelve months following a change of control of Sunesis, subject to the execution of a general release in favor of Sunesis, Mr. Bjerkholt and Dr. Adelman are each entitled to receive a payment equal to nine months salary and continued health benefits for up to nine months (which may be terminated earlier upon coverage by the executive by a new employer).

        Dr. McDowell.    Under the executive severance benefits agreement with Dr. McDowell, if he is terminated without cause or is constructively terminated within twelve months following a change of control of Sunesis, he is entitled to receive, subject to the execution of a general release in favor of Sunesis: (i) a lump sum payment equal to nine months of his base salary at the time of termination, (ii) a lump sum equal to 75% of his target bonus for the year during which the termination occurs, and (iii) continued health benefits for up to nine months following termination (which may be terminated earlier upon coverage by the executive by a new employer). If such termination occurs prior to or more than twelve months following a change of control of Sunesis, subject to the execution of a general release in favor of Sunesis, he is entitled to receive a payment equal to six months salary and continued health benefits for up to six months (which may be terminated earlier upon coverage by the executive by a new employer).

Change of Control Equity Incentive Plan Protections

        Our 1998 Stock Plan and our 2001 Stock Plan both provide that in the event of a proposed sale of all or substantially all of our assets or a merger of Sunesis with or into another corporation in which we are not the surviving corporation, each outstanding award shall be assumed or an equivalent award substituted by such successor corporation, unless the successor corporation does not agree to assume the award, in which case, the award shall terminate upon the consummation of the merger or sale of assets.

        Our 2005 Equity Incentive Award Plan provides for all of our employees, consultants and directors that upon any change of control of the Company our Board (or any committee delegated authority by our Board) may, in its discretion, make adjustments it deems appropriate to reflect such change with respect to (i) the aggregate number and type of awards that may be issued under the plan, (ii) the terms and conditions of any outstanding awards, and (iii) and the grant or exercise price of any outstanding awards. If outstanding awards are not assumed by the surviving or successor entity and such successor entity does not substitute substantially similar awards for those awards outstanding under the 2005 Equity Incentive Award Plan, such outstanding awards shall become fully exercisable and/or payable as applicable and all forfeiture restrictions on such outstanding awards shall lapse.

        We believe that the terms of our equity incentive plans described above are consistent with industry practice.

Employee Benefits and Perquisites

        All of our Named Executive Officers are eligible to participate in the employee benefit programs that are generally offered to our full-time employees, including our life, medical, dental and disability insurance, accidental death insurance and health club reimbursement policy (up to $420 annually) and our employee stock purchase plan, as well as customary vacation, leave of absence and other similar policies. Participation by our executives is on the same terms and conditions as applicable to our employees generally. These programs are designed to be competitive with overall market practices, and are in place to attract and retain the talent needed for our business.

        We have historically provided only limited perquisites to our executive officers, with the policy that any perquisites provided serve legitimate business purposes, including allowing our executives to focus more time on our business. For 2007, we reimbursed each Named Executive Officer for their airline club fees, up to $300 annually.

Tax and Accounting Considerations

        U.S. federal income tax generally limits the tax deductibility of compensation we pay to our CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation (both cash and equity) that meets certain requirements.

        Although deductibility of compensation is preferred, tax deductibility has not historically been a primary objective of our compensation programs given our position as a clinical-stage biopharmaceutical company. As a result, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate goals and the needs of stockholders, and therefore may be limited in our ability to deduct amounts of compensation from time to time. In addition, since our initial public offering, the cash and equity compensation payable to our executives has not exceeded the $1 million limitation. With regard to equity compensation, equity awards granted under our 2005 Equity Incentive Award Plan may be granted in a manner that meets the requirements for the performance-based exemption. However, equity awards granted under our 2006 Employment Commencement Incentive Plan do not meet the requirements for the performance-based compensation exception. We adopted the 2006 Employment Commencement Incentive Plan with the knowledge that awards made under that plan would not be fully deductible, in order to meet our goals of attracting talented executives.

        Accounting rules such as SFAS No. 123 (revised), "Share Based Payment" or SFAS No. 123R, require us to expense the cost of our stock option grants. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to the type of awards we grant and the number and value of the shares underlying such awards.

Summary Compensation Table for 2007 and 2006

        The following table sets forth the compensation information for our Named Executive Officers for the year ended December 31, 2007. All compensation awarded to, earned by, or paid to our Named Executive Officers in 2007 and 2006 are included in the table below.

Name and Principal Position	Year	Salary(1) $	Bonus(2) $	Option Awards(3) $	All Other Compensation(4) $	Total ($)
Daniel N. Swisher, Jr Chief Executive Officer and President	2007 2006	$386,250 349,807	$105,000 115,200	$465,737 367,792	$1,140 1,140	$958,127 833,939
Eric H. Bjerkholt Senior Vice President, Corporate Development and Finance and Chief Financial Officer	2007 2006	283,125 267,812	60,000 70,000	257,486 199,234	883 468	601,494 537,514
Daniel C. Adelman, M.D. Senior Vice President, Development and Chief Medical Officer	2007 2006	298,125 282,500	50,000 70,000	226,043 172,542	1,306 1,070	575,474 526,112
Robert S. McDowell, Ph.D.(5) Vice President, Research	2007	253,750	50,000	131,778	583	436,111
James W. Young, Ph.D. Executive Chairman	2007 2006	200,000 198,750	40,000 48,000	197,303 141,892	3,072 3,072	440,375 391,714

(1)
Includes amounts earned but deferred at the election of the Named Executive Officer, such as salary deferrals under our 401(k) Plan established under Section 401(k) of the Internal Revenue Code of 1986, as amended.

(2)
Cash bonus earned in 2006 and 2007 and paid in February 2007 and February 2008, respectively, under our bonus program, which is discussed in greater detail in Compensation Discussion and Analysis beginning on page 19 of this proxy statement.

(3)
This column represents the dollar amount recognized for financial statement reporting purposes in 2007 and 2006 for the fair value of stock options granted to each of the Named Executive Officers in such years, as well as in prior years, in accordance with SFAS No. 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, refer to Note 12 "Stock-Based Compensation" in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008, which identifies assumptions made in the valuation of option awards in accordance with SFAS No. 123R. Our stock-based compensation expense recognized under SFAS No. 123R in our consolidated financial statements reflects estimated forfeiture rates of 5.0% in the first quarter, 5.5% in the second and third quarters and 7.2% in the fourth quarter of 2007. These amounts reflect Sunesis' accounting expense for these awards and do not correspond to the actual value that will be recognized by our Named Executive Officers.

(4)
Represents group term life insurance premiums, and reimbursements of up to $420 for health club and up to $300 for airline club fees, each as applicable.

(5)
Our Board designated Dr. McDowell as an executive officer on September 11, 2007, the date he commenced reporting directly to our CEO with full responsibility for our research activities.

Grants of Plan-Based Awards Table For 2007

        The following information sets forth grants of plan-based awards made to our Named Executive Officers during the year ended December 31, 2007. The stock options identified in the table below are also reported below in the Outstanding Equity Awards at December 31, 2007. None of our Named Executive Officers were awarded or held any non-equity incentive plans awards, performance-based equity incentive awards or stock awards during 2007. The stock options identified in the table below were granted under our 2005 Equity Incentive Award Plan.

Name and Principal Position	Grant Date(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Daniel N. Swisher, Jr. Chief Executive Officer and President	9/13/2007	155,000	2.59	229,277
Eric H. Bjerkholt Senior Vice President, Corporate Development and Finance and Chief Financial Officer	9/13/2007	90,000	2.59	133,129
Daniel C. Adelman, M.D. Senior Vice President, Development and Chief Medical Officer	9/13/2007	90,000	2.59	133,129
Robert S. McDowell, Ph.D. Vice President, Research	9/13/2007	60,000	2.59	88,753
James W. Young, Ph.D. Executive Chairman	9/13/2007	55,000	2.59	81,357

(1)
The stock options granted to our Named Executive Officers in 2007 have a maximum term of 10 years and vest in equal monthly increments over a four-year period measured from the date of grant.

(2)
The value of an option award is based on the fair value of such award as of the grant date determined with a Black-Scholes valuation model in accordance with SFAS No. 123R. For additional information on the valuation assumptions, refer to Note 12 "Stock-Based Compensation" in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008, which identifies assumptions made in the valuation of option awards in accordance with SFAS No. 123R. Our stock-based compensation expense recognized under SFAS No. 123R in our consolidated financial statements reflects an estimated forfeiture rate of 5.5% in the third quarter of 2007. These amounts reflect Sunesis' accounting expense for these awards and do not correspond to the actual value that will be recognized by our Named Executive Officers.

Outstanding Equity Awards Table at December 31, 2007

        The following information sets forth the outstanding stock options held by our Named Executive Officers as of December 31, 2007. As of December 31, 2007, none of our Named Executive Officers held unearned equity incentive awards or stock awards.

Option Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Daniel N. Swisher, Jr. Chief Executive Officer and President	117,647 11,765 47,059 70,589 21,176 122,395 35,000 9,687	(1) (2) (3) (4)	— — — — — 112,605 85,000 145,413	(1) (2) (3) (4)	$2.55 2.55 2.55 2.55 2.55 5.25 4.85 2.59	02/06/12 02/06/12 04/16/13 01/21/14 06/24/14 11/29/15 10/13/16 09/13/17
Eric H. Bjerkholt Senior Vice President, Corporate Development and Finance and Chief Financial Officer	58,824 17,647 62,500 17,500 5,625	(2) (3) (4)	— — 57,500 42,500 84,375	(2) (3) (4)	2.55 2.55 5.25 4.85 2.59	01/21/14 06/09/14 11/29/15 10/13/16 09/13/17
Daniel C. Adelman, M.D. Senior Vice President, Development and Chief Medical Officer	47,059 11,765 18,824 62,500 17,500 5,625	(1) (2) (3) (4)	— — — 57,500 42,500 84,375	(1) (2) (3) (4)	2.55 2.55 2.55 5.25 4.85 2.59	06/11/13 01/21/14 06/24/14 11/29/15 10/13/16 09/13/17
Robert S. McDowell, Ph.D. Vice President, Research	12,941 18,824 4,706 14,118 28,645 14,583 3,750	(1) (2) (3) (4)	— — — — 26,355 35,417 56,250	(2) (3) (4)	2.55 2.55 2.55 2.55 5.25 4.85 2.59	04/17/12 06/26/12 04/16/13 06/24/14 11/29/15 10/13/16 09/13/17
James W. Young, Ph.D. Executive Chairman	82,353 11,765 62,500 17,500 3,437	(1) (2) (3) (4)	— — 57,500 42,500 51,563	(1) (2) (3) (4)	2.55 2.55 5.25 4.85 2.59	09/11/12 06/24/14 11/29/15 10/13/16 09/13/17

(1)
The options were granted on June 24, 2004 pursuant to the 1998 Stock Plan and vest over four years, with 25% vesting on June 24, 2005, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, subject to continued service with Sunesis.

(2)
The options were granted on November 29, 2005 pursuant to our 2005 Equity Incentive Award Plan and vest monthly during the 48-month period measured from the grant date, subject to continued service with Sunesis.

(3)
The options were granted on October 13, 2006 pursuant to our 2005 Equity Incentive Award Plan and vest monthly during the 48-month period measured from the grant date, subject to continued service with Sunesis.

(4)
The options were granted on September 13, 2007 pursuant to our 2005 Equity Incentive Award Plan and vest monthly during the 48-month period measured from the grant date, subject to continued service with Sunesis.

Option Exercises and Stock Vested in 2007

        No stock options were exercised by our Named Executive Officers during 2007. None of our Named Executive Officers had other stock awards outstanding or that vested during 2007.

Severance and Change of Control Benefits

        Our Named Executive Officers are entitled to certain severance payments and/or other benefits pursuant to our executive severance benefits agreements with them and the applicable provisions of our equity incentive plans. See Compensation Discussion and Analysis—Post-Termination Compensation: Change of Control Severance Protections; Change of Control Equity Incentive Plan Protections for further discussion of these benefits under our executive severance benefits agreements and equity incentive plans, respectively.

Potential Payments Upon Termination or Change of Control

        Executive Severance Benefits Agreements.    The following table illustrates potential payments to our Named Executive Officers under our executive severance benefits agreements in connection with a change of control event or with respect to a termination without good cause or resignation for good reason subsequent to a change of control event, as if such change of control event or covered termination occurred as of December 31, 2007:

		Potential Payments in Connection With:
Name and Principal Position	Type of Benefit	A Change of Control ($)		Termination Within 12 Months Following a Change of Control ($)			Covered Termination Prior to or More than 12 Months Following a Change of Control ($)
Daniel N. Swisher, Jr. Chief Executive Officer and President	Equity Award Acceleration Salary Bonus Health Benefits Total	— — — — —	(1)	$	— 585,000 234,000 37,908 856,908	(2) (3) (4) (5)	$	— 390,000 — 25,272 415,272	(12) (13) (14)
Eric H. Bjerkholt Senior Vice President, Corporate Development and Finance and Chief Financial Officer	Equity Award Acceleration Salary Bonus Health Benefits Total	— — — — —	(1)		— 332,500 99,750 15,790 448,040	(2) (6) (7) (8)		— 213,750 — 10,150 223,900	(12) (9) (11)
Daniel C. Adelman, M.D. Senior Vice President, Development and Chief Medical Officer	Equity Award Acceleration Salary Bonus Health Benefits Total	— — — — —	(1)		— 350,000 105,000 29,484 484,484	(2) (6) (7) (8)		— 225,000 — 18,954 243,954	(12) (9) (11)
Robert S. McDowell, Ph.D. Vice President, Research	Equity Award Acceleration Salary Bonus Health Benefits Total	— — — — —	(1)		— 191,250 47,813 3,518 242,581	(2) (9) (10) (11)		— 127,500 — 2,345 129,845	(12) (15) (16)
James W. Young, Ph.D. Executive Chairman	Equity Award Acceleration Salary Bonus Health Benefits Total	— — — — —	(1)		— 300,000 90,000 29,196 419,196	(2) (3) (4) (5)		— 200,000 — 19,764 219,764	(12) (13) (14)

(1)
Represents the amount of the benefit each of our Named Executive Officers would have received pursuant to the terms of our executive severance benefits agreements with them from the acceleration of 50% of such executive's aggregate outstanding unvested stock options, assuming a change of control event occurred on December 31, 2007. As of December 31, 2007, none of our Named Executive Officers held in-the-money stock options as determined by the closing price of our common stock on December 31, 2007 as reported by NASDAQ, which was $1.99, and, as a result, none of our Named Executive Officers would have received any benefit from such provisions under our executive severance benefits agreements with them if a change of control had occurred as of December 31, 2007. See Compensation Discussion and Analysis—Post-Termination

  Compensation: Stock Option Acceleration for a further discussion of these benefits under our executive severance benefits agreements.

(2)
Represents the amount of the benefit each of our Named Executive Officers would have received pursuant to the terms of our executive severance benefits agreements with them from the acceleration of 100% of such executive's aggregate outstanding unvested stock options, assuming such executive's employment with us terminated on December 31, 2007. As of December 31, 2007, none of our Named Executive Officers held in the money stock options as determined by the closing price of our common stock on December 31, 2007, as reported by NASDAQ, which was $1.99, and, as a result, none of our Named Executive Officers would have received any benefit from such provisions under our executive severance benefits agreements with them if their employment terminated as of December 31, 2007. See Compensation Discussion and Analysis—Post-Termination Compensation: Stock Option Acceleration for a further discussion of these benefits under our executive severance benefits agreements.

(3)
Represents 18 months of base salary at time of termination.

(4)
Represents a lump sum equal to 150% of such Named Executive Officer's target bonus for 2007.

(5)
Represents 18 months of healthcare benefits.

(6)
Represents 14 months of base salary at time of termination.

(7)
Represents a lump sum equal to 117% of such Named Executive Officer's target bonus for 2007.

(8)
Represents 14 months of healthcare benefits.

(9)
Represents nine months of base salary at time of termination.

(10)
Represents a lump sum equal to 75% of such Named Executive Officer's target bonus for 2007.

(11)
Represents nine months of healthcare benefits.

(12)
Represents the amount of the benefit each of our Named Executive Officers would have received pursuant to the terms of our executive severance benefits agreements from the acceleration with respect to an additional 12 months of vesting of such executive's aggregate outstanding unvested stock options, assuming such executive's employment with us terminated on December 31, 2007. As of December 31, 2007, none of our Named Executive Officers held in-the-money stock options as determined by the closing price of our common stock on December 31, 2007, as reported by NASDAQ, which was $1.99, and, as a result, none of our Named Executive Officers would have received any benefit from such provisions under our executive severance benefits agreements with them if their employment terminated as of December 31, 2007. See Compensation Discussion and Analysis—Post-Termination Compensation: Stock Option Acceleration for a further discussion of these benefits under our executive severance benefits agreements.

(13)
Represents 12 months of base salary at time of termination.

(14)
Represents 12 months of healthcare benefits.

(15)
Represents six months of base salary at time of termination.

(16)
Represents six months of healthcare benefits.

        Equity Incentive Plans.    Upon a change of control or certain other corporate transactions of Sunesis, if the successor corporation refuses to assume or substitute the equity awards held by our employees, including our Named Executive Officers, the unvested equity awards will fully vest prior to the closing of such transaction. See Compensation Discussion and Analysis—Post-Termination Compensation: Change of Control Equity Incentive Plan Protections for further discussion of this benefit. As of December 31, 2007, none of our Named Executive Officers held in the money stock options as determined by the closing price of our common stock on December 31, 2007, as reported by NASDAQ, which was $1.99, and, as a result, none of our Named Executive Officers would have received any benefit from such provisions under our equity incentive plans if a change of control or certain other corporate transaction had occurred as of December 31, 2007.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the CD&A portion of this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2007.

                      Anthony B. Evnin, Ph.D., Chairman
                      Steven D. Goldby
                      Jonathan S. Leff

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not deemed to be incorporated by reference in any of the filings by us under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Related Party Transactions

        Other than as described below, there were no other related party transactions during 2007 with our executive officers, directors and beneficial owners of 5% or more of our securities.

Executive Severance Benefits Agreements

        We have entered into executive severance benefits agreements with our executive officers. See Compensation Discussion and Analysis—Post-Termination Compensation for further discussion of these arrangements.

Stock Option Grants and Stock Awards

        We have granted stock options and certain stock awards to our executive officers and our non-employee directors. See Executive Compensation and Related Information and Information About The Board of Directors and Corporate Governance—Director Compensation for further discussion of these awards.

Indemnification of Directors and Officers

        We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of Sunesis, and otherwise to the fullest extent permitted under Delaware law and our bylaws. We also intend to execute these agreements with our future executive officers and directors.

        There is no pending litigation or proceeding naming any of our directors or executive officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

Consulting Agreements

        We have entered into consulting agreements with three of our directors, Drs. Pearce, Stump and Wells. See Information About The Board of Directors and Corporate Governance—Director Compensation for further discussion of these agreements.

Purchases of Our Common Stock

        Affiliates of Fidelity Management & Research Corporation, Warburg, Pincus Equity Partners, L.P., Alta Partners III, Inc., and Deerfield International Limited purchased 1,151,200 shares, 677,200 shares, 300,000 shares and 250,000 shares, respectively, of our common stock in an underwritten public offering in May 2007 at the public offering price of $4.43 per share. Mr. Leff, a member of our Board, is a General Partner of Warburg, Pincus & Co. and a Managing Director and Member of Warburg Pincus LLC. Mr. Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Pincus entities; however, Mr. Leff disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. See Security Ownership of Certain Beneficial Owners and Management for more information regarding the holdings of Warburg, Pincus & Co. and its affiliated entities.

Investor Rights Agreement

        We have entered into an Eighth Amended and Restated Investor Rights Agreement, dated August 30, 2004 and as subsequently amended, with the prior holders of our convertible preferred stock and certain holders of warrants to purchase convertible preferred stock, including entities with which certain of our directors are affiliated. As of December 31, 2007, the holders of 5,445,819 shares of our common stock and 241,546 shares of common stock issuable upon the exercise of outstanding warrants are entitled to certain rights with respect to the registration of their shares pursuant to the terms and conditions of such agreement.

Related Party Transaction Approval Policy

        Our Code of Business Conduct & Ethics requires that every employee avoid situations where loyalties may be divided between our interests and the employee's own interests. Employees and directors must avoid conflicts of interests that interfere with the performance of their duties or are not in our best interests.

        Pursuant to its written charter and our Code of Business Conduct & Ethics, the Audit Committee reviews and approves all related-party transactions as such term is used by SFAS No. 57 Related Party Disclosures, or as otherwise required to be disclosed in our financial statements or periodic filings with the SEC. Related-party transactions include transactions between us, our executive officers and directors, beneficial owners of 5% or more of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the SEC in which we and any related party are, were or will be participants for which the amount exceeds $120,000. Transactions involving compensation for services provided to Sunesis as an employee, consultant and director are not considered related-party transactions under our policy and thus exclude (i) grants of stock options made by the Board or any committee thereof or pursuant to an automatic grant plan, or (ii) payment of compensation authorized by our Board or any committee thereof.

        Under our written policy, prior to engaging in a related-party transaction, each director and executive officer is to identify, and we shall request each significant stockholder to identify, related-party transactions in order to seek approval from the Audit Committee before engaging in any such transaction. The Audit Committee considers each proposed transaction in light of the specific facts and circumstances presented. Any proposed transaction that has been identified as a related-party transaction may be consummated or materially amended only following approval by the Audit Committee. The Audit Committee shall approve only those related-party transactions that are in, or are not inconsistent with, the best interests of Sunesis and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

        All related-party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of February 29, 2008, information regarding beneficial ownership of our common stock by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

  •
  each of our Named Executive Officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable or exercisable within 60 days. Shares of common stock subject to stock options and warrants exercisable on or within 60 days of February 29, 2008 are deemed to be outstanding for computing the percentage ownership of the person holding these options and warrants and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

        This table lists applicable percentage ownership based on 34,364,898 shares of common stock outstanding as of February 29, 2008. Unless otherwise indicated, the address for each of the beneficial owners in the table below is c/o Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares Owned	Options and Warrants Exercisable Within 60 Days of February 29, 2008	Total Shares Beneficially Owned(2)	Percent of Total (%)
5% Stockholders:
Entities affiliated with Alta Partners(3)	2,232,464	579,739	2,812,203	8.0%
Biogen Idec(4)	2,912,022	—	2,912,022	8.5
Entities affiliated with Credit Suisse First Boston(5)	3,406,490	—	3,406,490	9.9
Entities affiliated with Deerfield(6)	1,665,010	483,092	2,148,102	6.2
Entities affiliated with Warburg Pincus LLC(7)	4,304,075	241,546	4,545,621	13.1
FMR Corporation (Fidelity Management & Research Corp.)	3,156,300	—	3,156,300	9.2
Named Executive Officers and Directors:
James W. Young, Ph.D.(2)(8)	250,627	197,138	447,765	1.3
Daniel N. Swisher, Jr.(2)	39,677	477,817	517,494	1.5
Eric H. Bjerkholt	7,919	184,595	192,514	*
Daniel C. Adelman, M.D.(2)	5,010	185,772	190,782	*
Robert McDowell, Ph.D.(2)	25,882	111,316	137,198	*
Anthony B. Evnin, Ph.D.(9)	1,141,744	18,333	1,160,077	3.4
Stephen P.A. Fodor, Ph.D.	—	51,863	51,863	*
Matthew K. Fust	—	48,333	48,333	*
Steven D. Goldby	—	51,863	51,863	*
Jonathan S. Leff(10)	4,304,089	259,879	4,563,968	13.2
Homer L. Pearce, Ph.D	—	23,333	23,333	*
David C. Stump, M.D	—	23,333	23,333	*
James A. Wells, Ph.D.(2)	318,530	164,216	482,746	1.4
All executive officers and directors as a group (14 persons)	6,094,654	1,804,353	7,899,007	21.8%

*
Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
This table is based upon information provided to us by our executive officers and directors and upon information about principal stockholders known to us based on Schedules 13G and 13D filed with the SEC.

(2)
Includes shares of common stock subject to a right of repurchase within 60 days of February 29, 2008 and shares issuable pursuant to stock options and warrants exercisable within 60 days of February 29, 2008. All such warrants are immediately exercisable. The shares of common stock subject to a right of repurchase may be repurchased by us at the original option exercise price in the event the stockholder ceases to be employed by us unless, in the case of the Named Executive Officers in certain circumstances as discussed in Compensation Discussion and Analysis—Potential Payments Upon Termination or Change of Control, such shares accelerate under the executives' executive severance benefits agreement. The number of shares of common stock held by our Named Executive Officers subject to a right of repurchase within 60 days of February 29, 2008 are detailed as follows: Dr. Adelman: 785 shares; Dr. McDowell: 589 shares; Mr. Swisher: 883 shares; and Dr. Young: 491 shares. Dr. Wells holds 785 shares subject to a right of repurchase.

(3)
Consists of (i) 137,323 shares of our common stock and 35,661 shares of common stock issuable upon exercise of warrants outstanding held by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, (ii) 2,044,750 shares of our common stock and 530,992 shares of common stock issuable upon exercise of warrants outstanding held by Alta BioPharma Partners III, L.P., and (iii) 50,391 shares of our common stock and 13,086 shares of common stock issuable upon exercise of warrants outstanding held by Alta Embarcadero BioPharma Partners III, LLC. Alta Partners III, Inc. provides investment advisory services to Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, Alta BioPharma Partners III, L.P. and Alta Embarcadero BioPharma Partners III, LLC, which we refer to collectively as the Alta Funds. The managing directors of Alta BioPharma Management III, LLC, which is a general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the managers of Alta Embarcadero BioPharma Partners III, LLC exercise sole dispositive and voting power over the shares owned by the Alta Funds. Certain principals of Alta Partners III, Inc., Jean Deleage, Alix Marduel, Farah Campsi, Edward Penhoet and Ed Hurwitz, are managing directors of Alta BioPharma Management III, LLC and managers of Alta Embarcadero BioPharma Partners III, LLC. These individuals may be deemed to share dispositive and voting power over the shares held by the Alta Funds. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address of Alta Partners III, Inc. and its affiliates is One Embarcadero Center, 37th Floor, San Francisco, California 94111.

(4)
Biogen Idec MA, Inc., a Massachusetts corporation, is a wholly-owned subsidiary of Biogen Idec, Inc., a biotechnology company. James C. Mullen, Bruce R. Ross and Peter N. Kellogg are the directors and executive officers of Biogen Idec MA, Inc. These individuals may be deemed to share dispositive and voting power over the shares which are, or may be, deemed to be beneficially owned by Biogen Idec MA, Inc. Each of these individuals disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The address of Biogen Idec, Inc. and its affiliates is 14 Cambridge Center, Cambridge, Massachusetts 02142.

(5)
Consists of (i) 175,775 shares of common stock held by EMA Partners Fund 2000, L.P., or EMA Partners, (ii) 233,004 shares of common stock held by EMA Private Equity Fund 2000, L.P., or EMA Private, (iii) 654,387 shares of common stock held by Credit Suisse First Boston Equity Partners (Bermuda), L.P., or CSFB Bermuda, (iv) 2,341,061 shares of common stock held by Credit Suisse First Boston Equity Partners, L.P., or CSFB-EP, and (v) 2,263 shares of common stock held by Credit Suisse First Boston U.S. Executive Advisors, L.P., or CSFB U.S. Credit Suisse First Boston Advisory Partners, LLC, or CSFB Advisory, manages the investments of CSFB-EP, CSFB Bermuda and CSFB U.S. EMA Partners and EMA Private each must invest in and dispose of its portfolio securities simultaneously with CSFB-EP on a pro-rata basis. CFSB Advisory may be deemed to have dispositive and voting power over the shares held by CSFB-EP, CSFB Bermuda, CSFB U.S., EMA Partners and EMA Private. Credit Suisse Group, through a wholly-owned subsidiary, is a parent of CSFB Advisory, and may be deemed to have dispositive and voting power over the shares held by CSFB-EP, CSFB Bermuda, CSFB U.S., EMA Partners and EMA Private. Credit Suisse Group disclaims beneficial ownership of the shares owned by such investment partnerships. The address of Credit Suisse First Boston and its affiliates is Eleven Madison Avenue, New York, New York 10010.

(6)
Consists of (i) 1,077,262 shares of our common stock and 305,314 shares of common stock issuable upon exercise of warrants outstanding held by Deerfield Special Situations Fund International, Ltd., and (ii) 587,748 shares of our common stock and 177,778 shares of common stock issuable upon exercise of warrants outstanding held by Deerfield Special Situations Fund, L.P. James Flynn, investment manager of each of Deerfield International Limited, Deerfield Partners, L.P., Deerfield Special Situations Fund International, Ltd. and Deerfield Special Situations Fund, L.P. has dispositive and voting power over the shares owned by these funds. All such warrants are immediately exercisable. He disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address of Deerfield and its affiliates is 780 Third Avenue, 37th Floor, New York, New York 10017.

(7)
Consists of (i) 4,183,939 shares of our common stock and 228,261 shares of common stock issuable upon exercise of warrants outstanding held by Warburg, Pincus Equity Partners, L.P., or WPEP, (ii) 109,214 shares of our common stock and 12,077 shares of common stock issuable upon exercise of warrants outstanding held by Warburg, Pincus Netherlands Equity Partners I, C.V., or WP Netherlands I, and (iii) 10,922 shares of our common stock and 1,208 shares of common stock issuable upon exercise of warrants outstanding held by Warburg, Pincus Netherlands Equity Partners III, C.V., or WP Netherlands III. Warburg Pincus Partners, LLC, a subsidiary of Warburg Pincus & Co., is the sole general partner of WPEP, WP Netherlands I and WP Netherlands III. Warburg Pincus LLC manages WPEP, WP Netherlands I and WP Netherlands III. Charles R. Kaye and Joseph P. Landy are Managing General Partners of Warburg Pincus & Co. and Managing Members

  and Co-Presidents of Warburg Pincus LLC. Messrs. Kay, Landy and Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Pincus entities. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Warburg Pincus and its affiliates is 466 Lexington Avenue, New York, New York 10017.

(8)
Includes 11,765 shares of common stock held by family members of Dr. Young. Dr. Young disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(9)
Consists of (i) 467,380 shares of common stock held by Venrock Associates, (ii) 649,955 shares of common stock held by Venrock Associates II, L.P., and (iii) 24,409 shares of common stock held by Venrock Entrepreneur's Fund, L.P. Dr. Evnin, Michael C. Brooks, Eric S. Copeland, Bryan E. Roberts, Ray A. Rothrock, Michael F. Tyrrell and Anthony Sun are the general partners of Venrock Associates and Venrock Associates II, L.P. These individuals may be deemed to share dispositive and voting power over the shares which are, or may be, deemed to be beneficially owned by Venrock Associates and Venrock Associates II, L.P. Each of these individuals disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The general partner of Venrock Entrepreneur's Fund, L.P. is Venrock Management LLC. Dr. Evnin Michael C. Brooks, Eric S. Copeland, Bryan E. Roberts, Ray A. Rothrock, Michael F. Tyrrell and Anthony Sun are the members of Venrock Management LLC. These individuals may be deemed to share dispositive and voting power over the shares which are, or may be, deemed to be beneficially owned by Venrock Entrepreneurs Fund, L.P. Dr. Evnin disclaims beneficial ownership of the shares held by the above-referenced entities, except to the extent of his pecuniary interest therein. The address of Venrock Associates and its affiliates is 530 Fifth Avenue, 22nd Floor, New York, New York 10036.

(10)
Includes the shares of common stock and shares of common stock issuable upon exercise of warrants outstanding detailed in Note (7) above held by entities affiliated with Warburg Pincus LLC. Mr. Leff is a Partner of Warburg, Pincus & Co. and a Managing Director and Member of Warburg Pincus LLC and may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the entities affiliated with Warburg Pincus LLC. Also includes 14 shares of common stock held by the immediate family members of Mr. Leff. Mr. Leff disclaims beneficial ownership of any such shares, except to the extent of his pecuniary interest therein.

OTHER INFORMATION

Stockholder Proposals for Inclusion in the 2009 Proxy Statement

        Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to the 2009 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than December 29, 2008. However, if our 2009 annual meeting of stockholders is not held between May 6, 2009 and July 5, 2009, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials. Such proposals should be submitted to our Corporate Secretary at Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080.

        Our bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals, not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received in writing by our Corporate Secretary at Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080 not less than 120 days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year's annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2009 annual meeting, such a proposal must be received by us on or before December 29, 2008. If the date of the annual meeting is before May 6, 2008 or after July 5, 2008, our Corporate Secretary must receive such notice no later than the close of business on the later of 120 calendar days in advance of such annual meeting and 10 calendar days following the date on which public announcement of the date of such meeting is first made. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairman of the 2009 annual meeting of stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Regulation 14A under the Exchange Act, our management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report in the future, you may write or call either our (i) Investor Relations Department at Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080, Attention: Eric Bjerkholt, Sr. Vice President, Corporate Development and Finance, telephone: (650) 266-3717, or (ii) the transfer agent for our common stock, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10007, telephone: (877) 777-0800. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

OTHER MATTERS

Other Matters at the Annual Meeting

        The Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,
Valerie L. Pierce Senior Vice President, General Counsel and Corporate Secretary

April 29, 2008

        A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, WHICH WAS FILED WITH THE SEC ON MARCH 17, 2008, IS BEING MAILED TO STOCKHOLDERS IN CONNECTION WITH THIS PROXY SOLICITATION. WE WILL FURNISH WITHOUT CHARGE, UPON WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K AND WE WILL PROVIDE COPIES OF THE EXHIBITS TO OUR ANNUAL REPORT ON FORM 10-K IF SPECIFICALLY REQUESTED. PLEASE ADDRESS ALL SUCH REQUESTS TO OUR INVESTOR RELATIONS DEPARTMENT AT SUNESIS PHARMACEUTICALS, INC., 341 OYSTER POINT BOULEVARD, SOUTH SAN FRANCISCO, CALIFORNIA 94080, ATTENTION: ERIC BJERKHOLT, SR. VICE PRESIDENT, CORPORATE DEVELOPMENT AND FINANCE, BY TELEPHONE TO: (650) 266-3717, OR BY E-MAIL TO: BJERKHOLT@SUNESIS.COM.

2008 ANNUAL MEETING OF STOCKHOLDERS OF

SUNESIS PHARMACEUTICALS, INC.

June 5, 2008

Please vote, date and sign
below and return your proxy
card in the envelope provided
as soon as possible.

(Your vote must be received prior to the annual meeting on June 5, 2008)

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES
FOR DIRECTOR AND A VOTE "FOR" PROPOSAL NO. 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☐
1. Election of Directors:				2. Ratification of the Selection of Independent Registered Public Accounting Firm:
NOMINEES:
To ratify the selection of Ernst & Young LLP as Sunesis
☐	For All Nominees	☐	Matthew K. Fust	Pharmaceuticals, Inc.'s independent registered public accounting
		☐	Jonathan S. Leff	firm for the year ending December 31, 2008.
☐	Withheld Authority for all Nominees	☐	Daniel N. Swisher, Jr.	FOR	AGAINST	ABSTAIN
☐	For All Except (See instructions below)			☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold your vote for as shown here: ☒	Other Matters: The Board of Directors knows of no other matters that will be presented for consideration at the 2008 Annual Meeting. If any other matters are properly brought before the 2008 Annual Meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgment.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	MARK "X" HERE IF YOU PLAN TO ATTEND THE 2008 ANNUAL MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

  PROXY

  SUNESIS PHARMACEUTICALS, INC.

  PROXY FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of SUNESIS PHARMACEUTICALS, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 29, 2008, and hereby appoints Daniel N. Swisher, Jr. and Eric H. Bjerkholt, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2008 annual meeting of stockholders of Sunesis Pharmaceuticals, Inc. to be held on Thursday, June 5, 2008 at 10:00 a.m., local time, at Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080 and at any and all adjournments, continuations or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

        This proxy will be voted as directed, or if no contrary direction is indicated, will be voted (i) FOR the election of all director nominees, (ii) FOR the ratification of the selection of Ernst & Young LLP as Sunesis Pharmaceuticals, Inc.'s independent registered public accounting firm for the year ending December 31, 2008, and as said proxies deem advisable (iii) on such other matters as may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE
AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE
(Your vote must be returned prior to 9:59 am PDT on June 5, 2008 in order to be received and counted)

QuickLinks

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL NO. 1 ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
2007 DIRECTOR COMPENSATION TABLE
CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER INFORMATION
OTHER MATTERS
PROXY CARD